UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VeriFone Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount previously paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing party:
	4.	Date Filed:

February 8, 2018

Dear Fellow Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of VeriFone Systems, Inc. (“Verifone”). We will hold the meeting on Thursday, March 22, 2018 at 8:30 a.m., local time, at Verifone’s principal offices located at 88 W. Plumeria Drive, San Jose, CA 95134. We hope that you will be able to attend.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of 2018 Annual Meeting of Stockholders (the “Notice of Annual Meeting”) and Proxy Statement. As a stockholder, you will be asked to vote on a number of important matters. We encourage you to vote on all matters listed in the enclosed Notice of Annual Meeting. The Board of Directors recommends a vote FOR the proposals listed as proposals 1, 2 and 3 in the Notice of Annual Meeting.

Board Oversight. As a Board of Directors, we are actively engaged in the oversight of Verifone. As directors, each of us makes a commitment to the extensive time and rigor required to serve on the Board. During 2017, the Board’s discussions focused in particular on the Company’s objectives of scaling its next-generation devices and in linking the Company’s device footprint to the Company’s cloud infrastructure. We also continued to focus on the Company’s strategy to return to growth. We believe that the Company has made significant progress on its transformation and look forward to the Company continuing to implement its growth strategy.

Engaging with Stockholders. We continued our focus on stockholder engagement in 2017. We engaged with stockholders representing over 50% of our outstanding shares of common stock to address executive compensation issues. Over the past several years, we have instituted a number of meaningful changes to our executive compensation program in response to stockholder feedback in order to align our short-term and long-term incentive compensation plans with the views of our stockholders. We also continue to engage with our stockholders on corporate governance matters and adopted a “proxy access” amendment to our bylaws in December 2016. We are also pleased that over 92% of the votes cast on our stockholder advisory proposal on our executive compensation program voted in favor of the compensation of our named executive officers at our 2017 annual meeting of stockholders.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the Proxy Statement and Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided.

On behalf of our Board of Directors, thank you for your continued support of Verifone.

Sincerely,

Alex W. (Pete) Hart Chair of the Board of Directors

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY SUBMIT YOUR PROXY BY INTERNET, PHONE OR MAIL.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2018 Annual Meeting of Stockholders of VeriFone Systems, Inc. (“Verifone”) will be held on Thursday, March 22, 2018 at 8:30 a.m., local time, at Verifone’s principal offices located at 88 W. Plumeria Drive, San Jose, CA 95134, to conduct the following items of business:

1.	Election of ten directors to our Board of Directors for one-year terms;

2.	An advisory vote to approve the compensation of our named executive officers;

3.	Ratification of the selection of Ernst & Young LLP as Verifone’s independent registered public accounting firm for our fiscal year ending October 31, 2018; and

4.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing business items are described more fully in the Proxy Statement accompanying this Notice of Annual Meeting.

All holders of record of our common stock as of 5:00 p.m. Eastern Standard Time on January 26, 2018, the record date, are entitled to notice of and to vote at this meeting and any adjournments or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection during the ten days prior to the Annual Meeting, during ordinary business hours, at Verifone’s principal offices located at 88 W. Plumeria Drive, San Jose, CA 95134, as well as at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. To enter the meeting, you will need to provide proof of ownership of Verifone stock as of 5:00 p.m. Eastern Standard Time on January 26, 2018, as well as an acceptable form of personal photo identification. If you hold your shares in your own name, your proof of ownership is your proxy card. If you hold your shares through a broker, trustee or nominee, you must bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement confirming your ownership as of 5:00 p.m. Eastern Standard Time on January 26, 2018. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

Whether or not you plan to attend the Annual Meeting, please cast your vote as instructed under “Voting Procedures” in the Proxy Statement as promptly as possible. You may vote over the Internet or by telephone as instructed on the Notice of Internet Availability of Proxy Materials or by mailing in your paper proxy card if you received one. If you did not receive a paper proxy card, you may request a paper proxy card to submit your vote by mail, if you prefer.

By Order of the Board of Directors,

Paul Galant	Vik Varma
Chief Executive Officer	Corporate Secretary

February 8, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 22, 2018: This Notice of Annual

Meeting, the Proxy Statement and the Annual Report are available on the Internet at www.proxyvote.com.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to stockholders in lieu of a paper copy of the proxy statement, related materials and Verifone’s annual report to stockholders.

The Notice of Internet Availability provides instructions as to how stockholders can access the proxy materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online, or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

2018 Proxy Statement i

VERIFONE SYSTEMS, INC.

88 W. PLUMERIA DRIVE

SAN JOSE, CA 95134

PROXY STATEMENT

FOR

2018 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL INFORMATION

General

Verifone Systems, Inc. (“Verifone,” the “Company,” “we” or “our”) is furnishing this Proxy Statement to the holders of its common stock, par value $0.01 per share, in connection with the solicitation by its Board of Directors of proxies to be voted at its 2018 Annual Meeting of Stockholders on Thursday, March 22, 2018 at 8:30 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Verifone’s principal offices located at 88 W. Plumeria Drive, San Jose, CA 95134.

The Notice of Annual Meeting, Proxy Statement and form of proxy are first being provided to our stockholders on or about February 8, 2018.

All stockholders are cordially invited to attend the Annual Meeting in person. To attend the Annual Meeting, you will need to provide proof of ownership of Verifone stock as of 5:00 p.m. Eastern Standard Time on January 26, 2018, as well as an acceptable form of personal photo identification. If you hold your shares in your own name, your proof of ownership is your proxy card. If you hold your shares through a broker, trustee or nominee, you must bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement confirming your ownership as of 5:00 p.m. Eastern Standard Time on January 26, 2018.

Notice Regarding the Availability of Proxy Materials

We have adopted the “notice and access” rule of the U.S. Securities and Exchange Commission (the “SEC”). As a result, we furnish proxy materials primarily via the Internet instead of mailing a printed copy of the proxy materials. Stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail which provides the website and other information on how to access and review the Proxy Statement and proxy materials over the Internet. The Notice of Internet Availability will be mailed on or about February 8, 2018.

As of the date of the mailing of the Notice of Internet Availability, stockholders will be able to access all of the proxy materials over the Internet as instructed in the Notice of Internet Availability. The proxy materials will be available free of charge. The Notice of Internet Availability will provide instructions on how to vote over the Internet or by phone.

If you received a Notice of Internet Availability and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

Record Date; Voting Rights

Only stockholders of record as of 5:00 p.m. Eastern Standard Time on January 26, 2018 will be entitled to vote at the Annual Meeting. As of that date, there were 110,351,526 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting, held by 68 stockholders of record. For information regarding security ownership by executive officers and directors and by beneficial owners of more than 5% of Verifone’s common stock, see “Security Ownership of Certain Beneficial Owners and Management.”

2018 Proxy Statement	1

Voting Procedures

If you are a stockholder of record as of the record date, you may vote your shares over the Internet or by telephone by following the instructions set forth on the Notice or the proxy card mailed to you, or by mailing in a completed proxy card. Your shares will be voted at the Annual Meeting in the manner you direct. The Internet voting procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card. Stockholders voting via the Internet should understand that there may be costs associated with voting in these manners, such as usage charges from Internet service providers that must be borne by the stockholder.

Votes submitted by mail, telephone or via the Internet must be received by 11:59 p.m., Eastern Daylight Time, on March 21, 2018. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from your bank or brokerage firm that must be followed in order for the record holder to vote the shares per your instructions. Banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the phone, as well as instructions for requesting a hard copy of the proxy materials and proxy card.

Quorum

The holders of a majority of the outstanding shares of common stock as of 5:00 p.m. Eastern Standard Time on January 26, 2018, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” are treated as present for quorum purposes.

Broker Non-Votes

Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. “Broker non-votes” are treated as present for purposes of determining a quorum but are not counted as withheld votes, votes against the matter in question, or as abstentions, nor are they counted in determining the number of votes present for a particular matter.

Under rules of the New York Stock Exchange (“NYSE”), which apply to us, the election of directors (Proposal 1) and the advisory vote to approve the compensation of our fiscal 2017 named executive officers (our “NEOs”) (Proposal 2) are matters on which a broker may not vote without your instructions. Therefore, if you do not provide instructions to the record holder of your shares with respect to these proposals, your shares will not be voted on these “non-routine” matters. The ratification of the appointment of our independent registered public accounting firm (Proposal 3) is a routine item under NYSE rules. As a result, brokers who do not receive instructions as to how to vote on that matter generally may vote on that matter in their discretion.

If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

2	2018 Proxy Statement

Voting Requirements

The number of votes required to approve each of the proposals that are scheduled to be presented at the meeting is as follows:

Proposal	Required Vote
• Election of directors.

•   A vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) is required for the election of each director. Abstentions will have no effect on the election of directors.

• Advisory vote to approve the compensation of our named executive officers.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.
• Ratification of appointment of Ernst & Young LLP as Verifone’s independent registered public accounting firm.	• The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the matter.

Proxy Solicitation

Verifone will pay the costs of soliciting proxies. In addition to the use of mails, proxies may be solicited by personal or telephone conversation, facsimile, electronic communication, posting on Verifone’s website, http://www.verifone.com, and by the directors, officers and employees of Verifone, for which they will not receive additional compensation. Verifone may reimburse brokerage firms and other owners representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Proxies and ballots will be received and tabulated by the inspector of election for the Annual Meeting. The inspector of election will treat shares of common stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, whether or not the proxy is marked as casting a vote or abstaining or withholding on any or all matters.

Revocation of Proxies

The shares represented by valid proxies received and not revoked will be voted at the Annual Meeting. If you execute and return the enclosed proxy card but do not give instructions, your shares will be voted as follows: “FOR” the election of all of our director nominees (Proposal 1), “FOR” the advisory vote to approve the compensation of our NEOs (Proposal 2), “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2018 (Proposal 3) and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting and any adjournments or postponements thereof.

A proxy may be revoked at any time before it is voted by (i) delivering a written notice of revocation to our Secretary at c/o VeriFone Systems, Inc., 88 W. Plumeria Drive, San Jose, CA 95134, (ii) subsequently submitting a duly executed proxy bearing a later date than that of the previously submitted proxy (including by submission over the Internet), or (iii) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting will not revoke your previously submitted proxy.

Stockholder Proposals for the 2019 Annual Meeting

Our stockholders may submit proposals that they believe should be voted upon at our 2019 Annual Meeting of Stockholders.

2018 Proxy Statement	3

In the event a stockholder wishes to have a proposal considered for presentation at our 2019 Annual Meeting and included in our proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to our Secretary so that it is received no later than October 11, 2018, which is the date 120 calendar days prior to the anniversary of the mailing date of the proxy statement for the 2018 Annual Meeting. Any such proposal must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Proxy Access to Include Nominees in our 2019 Proxy Statement.    Under our new proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) owning at least 3% of the number of outstanding shares of common stock continuously for at least three years, and meeting the other requirements specified in our bylaws, wishes to include director nominees (up to the greater of two nominees or 20% of the Board) in our proxy statement and form of proxy used in connection with the 2019 Annual Meeting, notice must be received by our Secretary at our principal offices, no later than October 11, 2018, which is the date 120 days prior to the anniversary of the mailing date of the proxy statement for the 2018 Annual Meeting and no earlier than September 11, 2018, which is the date 150 days prior to the anniversary of the mailing date of the proxy statement for the 2018 Annual Meeting. However, in the event that the date of the 2019 Annual Meeting is advanced by more than 30 days, or delayed by more than 30 days from such anniversary date, notice by the stockholder, to be timely, must be so delivered no later than the close of business on the later of the 180th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such notice must comply with the requirements set out in our bylaws.

Nominees or Proposals not for Inclusion in our 2019 Proxy Statement.    Under our bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to propose business for consideration at the 2019 Annual Meeting, notice must be received by our Secretary at our principal offices, no later than December 22, 2018, which is the date 90 days prior to the first anniversary of the 2018 Annual Meeting and no earlier than November 22, 2018, which is the date 120 days prior to the first anniversary of the 2018 Annual Meeting. However, in the event that the date of the 2019 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days from such anniversary date, notice by the stockholder, to be timely, must be so delivered no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made and no earlier than 120 days prior to such annual meeting. Any such notice must comply with the requirements set out in our bylaws.

The mailing address for our Secretary is our principal offices at 88 W. Plumeria Drive, San Jose, CA 95134.

4	2018 Proxy Statement

DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE

Director Independence

For a member of our Board to be considered independent under NYSE rules, our Board must determine that the director does not have a material relationship (as described below) with us and/or our consolidated subsidiaries (either directly or as a partner, stockholder, or officer of an organization that has a relationship with any of those entities).

Our Board has undertaken a review of our directors’ independence in accordance with standards that our Board and our Corporate Governance and Nominating Committee have established to assist our Board in making independence determinations. Any relationship listed under the heading “Material Relationships” below will, if present, be deemed material for the purposes of determining director independence. If a director has any relationship that is considered material, the director will not be considered independent. Any relationship listed under the heading “Immaterial Relationships” below will, if present, be considered categorically immaterial for the purpose of determining director independence. Multiple Immaterial Relationships will not collectively create a Material Relationship that would cause the director to not be considered independent. In addition, the fact that a particular relationship is not addressed under the heading “Immaterial Relationships” will not automatically cause a director to not be independent. If a particular relationship is not addressed under the standards established by our Board, our Board will review all of the facts and circumstances of the relationship to determine whether or not the relationship, in our Board’s judgment, is material.

Our Board has determined that Mr. Alspaugh, Ms. Austin, Dr. Black, Mr. Hart, Mr. Henske, Mr. Klane, Mr. Schwartz, Ms. Thompson and Mr. Trollope are independent under NYSE rules. Former director Eitan Raff, whose Board service ended December 19, 2017, had been determined by our Board to be independent. Mr. Galant has been determined by our Board not to be independent.

Material Relationships

Any of the following shall be considered material relationships that would prevent a director from being determined to be independent:

Auditor Affiliation.    The director is a current partner or employee of our internal or external auditor; a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) is a current employee of such auditor who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice or a current partner of such auditor; or the director or an immediate family member of the director was a partner or employee of such a firm and personally worked on our audit within the last five years.

Business Transactions.    The director is an employee of another entity that, during any one of the past five years, received payments from us, or made payments to us, for property or services that exceeded the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues, or a member of the director’s immediate family has been an executive officer of another entity that, during any one of the past five years, received payments from us, or made payments to us, for property or services that exceeded the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

Employment.    The director was our employee at any time during the past five years or a member of the director’s immediate family was one of our executive officers in the prior five years. However, the employment of a director on an interim basis as Chair of the Board, Chief Executive Officer or other executive officer of Verifone shall not disqualify a director from being considered independent following that employment.

Interlocking Directorships.    During the past five years, the director or an immediate family member of the director was employed as an executive officer by another entity where one of our current executive officers served at the same time on the compensation committee (or similar committee) of that company.

Other Compensation.    A director or an immediate family member of a director received more than $100,000 per year in direct compensation from us, other than director and committee fees, in the past five years.

2018 Proxy Statement	5

Investment Banking or Consulting Services.    A director is a partner or officer of an investment bank or consulting firm that performs substantial services to us on a regular basis.

Immaterial Relationships

The following relationships shall be deemed immaterial and will not be considered for purposes of determining director independence:

Affiliate of Stockholder.    A relationship arising solely from a director’s status as an executive officer, principal, equity owner, or employee of an entity that is one of our stockholders.

Certain Business Transactions.    A relationship arising solely from a director’s status as an executive officer, employee or equity owner of an entity that has made payments to or received payments from Verifone for property or services shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as the payments made or received during any one of such other entity’s last five fiscal years are not in excess of the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Director Fees.    The receipt by a director from us of fees for service as a member of our Board and committees of our Board.

Other Relationships.    Any relationship or transaction that is not covered by any of the standards listed above in which the amount involved does not exceed $25,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

Notwithstanding the foregoing, no relationship shall be deemed categorically immaterial as described above to the extent that it is required to be disclosed in SEC filings under Item 404 of the SEC’s Regulation S-K.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that provide the framework within which our Board directs our corporate governance. Our Corporate Governance and Nominating Committee reviews these guidelines annually and recommends changes to our Board for approval as appropriate. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, http://ir.verifone.com, and are available in print to any stockholder who requests it.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which is available on the Investor Relations section of our website, http://ir.verifone.com, and is available in print to any stockholder who requests it. The Code of Business Conduct and Ethics applies to all of our employees, officers and directors, unless prohibited by law or union agreement. We will post any amendments to or waivers from a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relate to any element of the “code of ethics” definition set forth in Item 406(b) of the SEC’s Regulation S-K at http://ir.verifone.com.

Director Attendance at Meetings

Although our Board recognizes that scheduling conflicts may occasionally prevent a director from attending a Board or stockholder meeting, our Board expects each director to make every reasonable effort to keep such absences to a minimum. During fiscal 2017, each of our directors attended not less than 75% of the total number of meetings of our Board and the committees of our Board on which such director served. At the 2017 Annual Meeting of Stockholders, all of our directors then in office were in attendance. In fiscal 2017, our Board held a total of seven meetings.

Executive Sessions

Non-employee directors meet in executive session without any management directors or employees present at each regularly scheduled Board meeting. The presiding director at these meetings is Mr. Hart, the Chair of the Board.

6	2018 Proxy Statement

Communications with Directors

Any interested party may direct communications to individual directors, including the Chair of the Board, a board committee, the independent directors as a group or our Board as a whole, by addressing the communication to the named individual, to the committee, the independent directors as a group or our Board as a whole c/o Secretary, VeriFone Systems, Inc., 88 W. Plumeria Drive, San Jose, CA 95134. Our Secretary or an Assistant Secretary will review all communications so addressed and will relay to the addressee(s) all communications determined to relate to our business, management or governance.

Committees of our Board of Directors

Our Board has an Audit Committee, a Compensation and Leadership Development Committee and a Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Board has adopted an Audit Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com, and is available in print to any stockholder who requests it, and defines our Audit Committee’s duties and responsibilities to include:

•	Appointment, compensation, retention and oversight of the work of our independent registered public accounting firm;

•	Pre-approving all audit and non-audit services provided by our independent registered public accounting firm;

•	Reviewing the appointment, replacement, reassignment or dismissal of the Chief Audit Executive, who is vested with oversight of and responsibility for our global internal audit activities;

•

Discussing with our independent registered public accounting firm the overall scope and plans for its audits and regularly reviewing with our independent registered public accounting firm, and discussing with management, and if appropriate, the Chief Audit Executive, any difficulties encountered during the course of the audit work;

•	Discussing at least annually with the Chief Audit Executive the overall scope and plans for internal audits and any difficulties encountered in the course of internal audits;

•	Reviewing and discussing the financial statements, including with management and our independent registered public accounting firm;

•	Reviewing and discussing with management, the internal auditors and our independent registered public accounting firm the assessment of the effectiveness of internal control over financial reporting;

•	Discussing with appropriate counsel any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or our business;

•	Preparing an annual Report of our Audit Committee for inclusion in our annual report on Form 10-K and definitive proxy statement;

•	Reviewing and approving related party transactions;

•	Reviewing our compliance systems with respect to legal and regulatory requirements; and

•	Discussing our policies with respect to risk assessment and risk management.

Our Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of our Audit Committee. Our Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that any pre-approvals made under delegated authority are presented to our Audit Committee at its next scheduled meeting.

In fiscal 2017, our Audit Committee met nine times, and met in executive session without management present at each such meeting. Our Board and our Corporate Governance and Nominating Committee have

2018 Proxy Statement	7

determined that each member of our Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The report of our Audit Committee is included in this Proxy Statement under “Report of the Audit Committee.”

Compensation and Leadership Development Committee

Our Board has adopted a Compensation and Leadership Development Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com, and is available in print to any stockholder who requests it, which defines our Compensation and Leadership Development Committee’s duties and responsibilities to include:

•

Reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of these goals and objectives and, either as a committee or together with the other independent directors (as directed by our Board), determining and approving our CEO’s compensation based on this evaluation;

•

Determining and approving non-CEO executive officer compensation, making recommendations to our Board with respect to incentive compensation plans and equity-based plans, including the VeriFone Bonus Plan and the 2006 Equity Incentive Plan, administering these plans, and discharging any responsibilities imposed on our Compensation and Leadership Development Committee by any of these plans;

•	Approving any new equity-based plan or any material change to an existing plan where stockholder approval is not required and thus has not been obtained;

•

Overseeing, in consultation with management, regulatory compliance with respect to compensation matters, including overseeing our policies on structuring compensation programs to preserve tax deductibility;

•

Reviewing and approving any severance or similar arrangements proposed to be made to our CEO and any of the non-CEO executive officers, including arrangements for compensation following a change in control of the Company;

•	Preparing an annual Report of our Compensation and Leadership Development Committee for inclusion in our annual report on Form 10-K and definitive proxy statement;

•

Annually assessing the risks associated with our compensation programs, policies and practices applicable to employees to determine whether the risks arising from such programs, policies and practices are appropriate or reasonably likely to have a material adverse effect on the Company; and

•

Overseeing the development and review of succession plans for our CEO’s direct reports and other key executive positions identified by our CEO, periodically reviewing such plans with our Board and overseeing the development of executive leadership of the Company.

Our Compensation and Leadership Development Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to such standing or ad hoc subcommittees as it may determine to be necessary or appropriate for the discharge of its responsibilities, as long as the subcommittee contains at least the minimum number of directors necessary to meet any regulatory requirements.

In fiscal 2017, our Compensation and Leadership Development Committee met four times, and met in executive session without management present at each such meeting.

Our Board and our Corporate Governance and Nominating Committee have determined that each member of our Compensation and Leadership Development Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The annual report of our Compensation and Leadership Development Committee is included in this Proxy Statement under “Report of the Compensation and Leadership Development Committee.”

8	2018 Proxy Statement

Corporate Governance and Nominating Committee

Our Board has adopted a Corporate Governance and Nominating Committee charter, which is available on the Investor Relations section of our website at http://ir.verifone.com and is available in print to any stockholder who requests it. Our Corporate Governance and Nominating Committee charter defines our Corporate Governance and Nominating Committee’s purposes and responsibilities to include:

•

Making recommendations to our Board from time to time as to changes that our Corporate Governance and Nominating Committee believes to be desirable as to the size of our Board or any committee thereof;

•

Identifying individuals believed to be qualified to become Board members, consistent with criteria approved by our Board, and selecting, or recommending to our Board, the nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders;

•	Developing and recommending to our Board standards to be applied in making determinations as to the absence of material relationships between Verifone and a director;

•

Identifying Board members qualified to fill vacancies on any committee of our Board (including our Corporate Governance and Nominating Committee) and recommending that our Board appoint the identified member or members to the respective committee;

•	Establishing procedures for our Corporate Governance and Nominating Committee to exercise oversight of the evaluation of our Board;

•	Reviewing periodically and making recommendations to our Board with respect to non-employee director compensation;

•	Developing and recommending to our Board a set of corporate governance principles applicable to Verifone and reviewing those principles at least once a year;

•	Assisting management in the preparation of the disclosure in our annual proxy statement regarding the operations of our Corporate Governance and Nominating Committee;

•	Recommending ways to enhance communications and relations with our stockholders; and

•	Reviewing proposals by our stockholders and proposed responses.

Our Corporate Governance and Nominating Committee has not established specific minimum education, experience or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a complex and/or global organization and will be able to represent the interests of the stockholders as a whole and not just certain special interest groups or constituencies. Our Corporate Governance and Nominating Committee considers each candidate’s judgment, skill, diversity and professional experience with businesses and other organizations of comparable size in the context of the needs of our Board, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to our Board and any committees of our Board. At this stage of our development, relevant experiences include, among other things, large-company CEO experience, senior management experience in the payments industry, senior-level experience at multi-national companies with oversight over international operations and financial and accounting expertise and executive-level experience relevant to our key strategic initiatives, such as expertise in the payments industry, information technology and enterprise system security, mobile payments, e-commerce, software and services. In addition, each candidate is expected to contribute positively to the existing chemistry and collaborative culture among Board members and must have the time and ability to make a constructive contribution to our Board. Our Corporate Governance and Nominating Committee also values work ethic, leadership, problem-solving skills and diversity in selecting nominees to serve on our Board and is committed to actively seeking out highly qualified individuals to contribute to the diversity of the pool from which Board nominees are chosen. Although our Corporate Governance and Nominating Committee does not have a formal policy on diversity, our Corporate Governance and Nominating Committee broadly construes diversity to mean a variety of opinions, perspectives, expertise, personal and professional experiences and backgrounds (including gender, race and ethnicity), as well as other differentiating characteristics. Our Board and each of the committees of our Board engage in an annual self-evaluation, which includes an evaluation of the diversity of our Board, and our Corporate Governance and Nominating Committee discusses the value of diversity during its annual review of Board composition.

2018 Proxy Statement	9

Our Corporate Governance and Nominating Committee has generally identified nominees based upon suggestions by directors, management, outside consultants, including third-party search firms, and stockholders. Before considering any nominee, our Corporate Governance and Nominating Committee makes a preliminary determination as to the need for additional members of our Board. If a need is identified, members of our Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified for further consideration, members of our Corporate Governance and Nominating Committee, as well as other members of our Board and management, as appropriate, interview the nominee. After completing this evaluation, our Corporate Governance and Nominating Committee makes a recommendation and refers the nominee to the full Board for consideration. Our Corporate Governance and Nominating Committee will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our bylaws.

Our Corporate Governance and Nominating Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of our Corporate Governance and Nominating Committee.

In fiscal 2017, our Corporate Governance and Nominating Committee met four times, and met in executive session without management present at each such meeting.

Our Board and our Corporate Governance and Nominating Committee have determined that each member of our Corporate Governance and Nominating Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The annual report of our Corporate Governance and Nominating Committee is included in this Proxy Statement under “Report of the Corporate Governance and Nominating Committee.”

Director Stock Ownership Guidelines

In December 2015, our Board adopted revised stock ownership guidelines for our non-employee directors to increase their required level of common stock ownership. These revised stock ownership guidelines require each non-employee director to own a minimum number of shares of our common stock valued at four times the director’s annual cash retainer. Any non-employee director who fails to meet or maintain the applicable ownership level by the required time frame will be required to retain all shares of our common stock acquired upon the exercise of stock options or vesting of restricted stock or restricted stock unit (“RSU”) awards, net of shares withheld for taxes and payment of the exercise price, if any, until such ownership guidelines are satisfied.

10	2018 Proxy Statement

OUR BOARD OF DIRECTORS

Board Leadership Structure

Under our current Corporate Governance Guidelines, our Board is free to select its Chair and our CEO in the manner it considers to be in our best interests at any given point in time. Since 2008, the positions of Chair of the Board and CEO have been held by separate persons. Our Board believes that this structure is appropriate for us because it allows our CEO to focus his time and energy on leading our key business and strategic initiatives while our Board focuses on oversight of management, overall enterprise risk management and corporate governance. Our Board and its committees meet throughout the year on a set schedule, usually at least once a quarter, and also hold special meetings from time to time. Agendas and topics for Board and committee meetings are developed through discussions between management and members of our Board and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, enterprise risk, governance and compliance matters applicable to us, including the following:

•	Reviewing quarterly our business, operations and performance;

•	Reviewing progress of strategic initiatives and longer-term strategic and business plans;

•	Reviewing key product, market, industry and competitive issues;

•	Reviewing and approving material investments or acquisitions, strategic transactions and other significant transactions that are not in the ordinary course of business;

•	Overseeing our compliance with legal and regulatory requirements;

•	Reviewing our financial results;

•	Overseeing overall insurance structure and policies, including director and officer insurance levels;

•	Overseeing our enterprise risk management strategy and evaluating our risk exposure and ways to mitigate that risk;

•	Reviewing our management succession plan for the CEO and other executive officers;

•

Evaluating the performance of our Board and reviewing and determining the qualifications of directors and mix of expertise and other attributes of directors, including the financial expertise of members of our Audit Committee;

•	Reviewing and determining the independence of our directors, the appointment of the Chair of the Board and the selection of Board committee members;

•	Selecting and approving director nominees; and

•	Reviewing and approving director compensation, executive compensation and overall compensation plans.

Board’s Role in Risk Oversight

Our Board executes its risk management responsibility directly and through its committees. As set forth in its charter and annual work plan, our Audit Committee has primary responsibility for overseeing our enterprise risk management process. Our Audit Committee receives updates and discusses individual and overall risk areas during its meetings, including financial risk assessments, operations risk management policies, major financial risk exposures, exposures related to compliance with legal and regulatory requirements, and management’s actions to monitor and control such exposures. Our Vice President of Internal Audit reviews with our Audit Committee our annual operational risk assessment results and at least once each quarter the results of internal audits, including the adequacy of internal controls over financial reporting. Our Vice President of Internal Audit and Chief Information Officer report regularly to our Audit Committee on information systems controls, information security and cybersecurity. Throughout each fiscal year, our Audit Committee invites appropriate members of management to its meetings to provide enterprise-level reports on areas relevant to our Audit Committee’s oversight role, including adequacy and effectiveness of management reporting and controls systems used to monitor adherence to policies and approved guidelines, information systems and security over systems and data, treasury, insurance structure and coverage, tax structure and planning, disaster recovery planning and the overall

2018 Proxy Statement	11

effectiveness of our operations risk management policies. Our Audit Committee is generally scheduled to meet at least twice a quarter, and generally covers one or more areas relevant to its risk oversight role in at least one of these meetings. At least once a quarter our Audit Committee meets with our independent registered public accounting firm separately in executive session. At each meeting, our Audit Committee also reviews with our General Counsel and Chief Compliance Officer any significant compliance matters, including matters raised through internal audit reviews and our alert line.

Our Compensation and Leadership Development Committee monitors the risks associated with our compensation programs, policies and practices with respect to executive compensation and executive recruitment and retention, as well as compensation generally. In establishing and reviewing our executive compensation program, our Compensation and Leadership Development Committee consults with its independent compensation consultant and seeks to structure the program so as to not encourage unnecessary or excessive risk taking. Our executive compensation program utilizes a mix of base salary and short-term and long-term incentive awards designed to align our executive officers’ compensation with our success, particularly with respect to financial performance and increasing stockholder value. Our Compensation and Leadership Development Committee sets the amount of our executive officers’ base salaries at the beginning of each fiscal year. A substantial portion of our executive officers’ annual short-term incentive opportunities, which are cash based, are tied to overall corporate performance and increasing stockholder value. The target total direct compensation opportunities of our executive officers also includes long-term incentive compensation in the form of equity awards that help align their interests with those of our stockholders over the longer term. In general, short-term incentive opportunities may be reduced at the discretion of our Compensation and Leadership Development Committee based on individual performance. Our Compensation and Leadership Development Committee believes that our annual short-term incentive opportunities and long-term equity awards provide an effective and appropriate mix of incentives to help ensure our performance is focused on long-term stockholder value creation and do not encourage short-term risk taking at the expense of long-term results. Our Compensation and Leadership Development Committee has concluded that our executive compensation program does not encourage unnecessary or excessive risk taking. Our Compensation and Leadership Development Committee has also reviewed our compensation programs for employees generally and has concluded these programs do not create risks that are reasonably likely to have a material adverse effect on Verifone.

Our Corporate Governance and Nominating Committee oversees risks related to our overall corporate governance, including development of corporate governance principles applicable to us, evaluation of federal securities laws and regulations with respect to our insider trading policy, development of standards to be applied in making determinations as to the absence of material relationships between us and a director and formal periodic evaluations of our Board and management. Our Corporate Governance and Nominating Committee seeks to align our governance practices with best practices among peer companies and considers recommendations by shareholder advisory organizations with respect to corporate governance.

Reports delivered by all of our committee chairs on at least a quarterly basis keep our Board abreast of its committees’ risk oversight and other activities.

Majority Voting Provision

Our bylaws and the Corporate Governance Guidelines provide that, in an uncontested election of directors, each director shall be elected by a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee), and in a contested election, each director shall be elected by a plurality of the votes cast (meaning that the ten nominees receiving the highest number of votes “for” will be elected even if any such nominee receives less than a majority of the votes cast). A contested election is defined as an election for which our Corporate Secretary determines that the number of director nominees exceeds the number of directors to be elected as of the date that is ten days preceding the date we first mail our notice of meeting for such meeting to stockholders.

Under our Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. Our Corporate Governance and Nominating Committee shall consider the resignation offer and shall recommend to our Board the action to be taken. In considering whether to recommend accepting or rejecting the tendered resignation, our Corporate Governance and Nominating Committee will consider all factors that it deems relevant including, but not limited to, any reasons stated by stockholders for their “against” or

12	2018 Proxy Statement

“withheld” votes for election of the director, the length of service and qualifications of the director, our Corporate Governance Guidelines and the director’s overall contributions as a member of our Board. Our Board will consider these and any other factors it deems relevant, as well as our Corporate Governance and Nominating Committee’s recommendation, when deciding whether to accept or reject the tendered resignation. Any director whose resignation is under consideration shall not participate in our Corporate Governance and Nominating Committee deliberation and recommendation or Board deliberation and action regarding whether to accept the resignation. Our Board shall take action within 90 days following certification of the vote, unless a longer period of time is necessary in order to comply with any applicable NYSE or SEC rule or regulation, in which event our Board shall take action as promptly as is practicable while satisfying such requirements. We will promptly disclose the decision and the reasons therefor in a Current Report on Form 8-K furnished to the SEC.

Proxy Access

In December 2016, our Board adopted “proxy access” amendments to our bylaws, enabling a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to two nominees or 20% of our Board, whichever is greater, provided that the stockholder(s) and nominee(s) satisfy the requirements set forth in our bylaws.

Biographical Information Regarding Our Director Nominees

Certain biographical information regarding our director nominees is set forth below. In each individual’s biography we have highlighted specific experience, qualifications, attributes and skills that led our Board to conclude that each individual should serve or continue to serve as a director of our Board. In addition to these specific attributes, all of our director nominees have public company leadership experience, significant expertise in one or more areas of importance to our business and strategy, high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our director nominees are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to the affairs of our Company.

Robert W. Alspaugh.    Mr. Alspaugh, age 70, has served as a director since September 2008. From 2002 to 2006, Mr. Alspaugh served as CEO of KPMG International and from 1998 to 2002, Mr. Alspaugh served as Deputy Chair and Chief Operating Officer of KPMG’s U.S. Practice. He joined KPMG in 1969 and was elected partner in 1978. In addition to providing more than ten years of service on the management committee and four years on the board of directors of KPMG, Mr. Alspaugh served on the board of KPMG International and was responsible for implementing the strategy of the global organization, which included member firms in 150 countries and more than 100,000 employees. Mr. Alspaugh holds a BBA degree (summa cum laude) in accounting from Baylor University. Mr. Alspaugh is currently a member of the boards of directors of Ball Corp., a supplier of metal and plastic packaging for beverages, food and household products, and of aerospace technologies and services to defense and civilian government agencies, Autoliv, Inc., a developer, manufacturer and supplier of safety systems to the automotive industry and Triton Container International, Ltd., a leader in container leasing. Mr. Alspaugh also serves on the board of directors of DSGI Technologies, Inc., a privately-held company. Among other skills and qualifications, Mr. Alspaugh brings to our Board substantial global financial management and accounting expertise which is relevant to our business and has led our Board to determine that he is an “audit committee financial expert” as defined by the SEC. Additionally, Mr. Alspaugh’s extensive global management and leadership experience is relevant to his oversight role on our Audit Committee given the global nature of our operations and the related complexities. Mr. Alspaugh serves as the Chair of our Audit Committee and also serves on our Corporate Governance and Nominating Committee. Mr. Alspaugh serves as chair of the audit committees of Triton Container, Autoliv and Ball Corp. He also serves on the compliance committee for Autoliv and the finance committee for Ball Corp.

Karen Austin.    Ms. Austin, age 56, has served as a director since June 2014. Ms. Austin has served as Senior Vice President and Chief Information Officer of Pacific Gas & Electric Company, a natural gas and electric utilities company headquartered in California, since June 2011. Before joining PG&E, Ms. Austin served as Senior Vice President and President of Consumer Electronics of Sears Holdings Corporation from January 2009 to May 2011 and as its Executive Vice President and Chief Information Officer from March 2005 to January 2009. Ms. Austin joined Kmart Corporation in 1984 and served, before its merger with Sears, Roebuck and Co. in 2005,

2018 Proxy Statement	13

as its Senior Vice President and Chief Information Officer from April 2002 to March 2005 and Vice President, Applications from January 2000 to April 2002. Ms. Austin brings to our Board her strong expertise in cybersecurity, information technology, change management, engineering, enterprise system security and technical operations, with extensive experience in retail operations and deep knowledge of technology company operating environments. Such experience and qualifications provide unique and valuable insight on our Board’s oversight of our business strategy, and, in particular, our transformation initiatives. Ms. Austin serves on our Audit Committee. Ms. Austin holds a B.S. degree in Computer Science from Trine University.

Ronald Black, Ph.D.    Dr. Black, age 54, has served as a director since December 2017. Dr. Black has led Rambus Inc. as its Chief Executive Officer, President and a member of the Board of Directors since June 2012. Rambus is a creator and innovator of hardware, software and services that drive technology advancements from the data center to the mobile edge. Prior to joining Rambus, Dr. Black was the Chief Executive Officer of MobiWire, formerly Sagem Wireless, a privately-held mobile handset company headquartered near Paris, France that offers products and services to original equipment manufacturers and mobile network operators in the mobile phone marketplace, and before that was Chair and CEO of UPEK, Inc. Dr. Black currently serves as a director of Energy Focus Inc., a publicly-held LED lighting technology developer, Microfabrica Inc., a privately held high precision metal parts fabricator, and FlexEnable Limited, a privately held producer of flexible electronics manufacturing platforms. Dr. Black serves on our Audit Committee. Dr. Black holds a B.S., M.S., and Ph.D. in materials science and engineering from Cornell University. Mr. Black brings to our Board his experience as a chief executive officer of a number of high-tech companies, both domestic and foreign, as well as his deep technical and product expertise.

Paul Galant.    Mr. Galant, age 50, has served as our CEO and a director since October 2013. Prior to joining Verifone, Mr. Galant served as the CEO of Citigroup Inc.’s Enterprise Payments business since 2010. In this role, Mr. Galant oversaw the design, marketing and implementation of global business-to-consumer and consumer-to-business digital payments solutions. From 2009 to 2010, Mr. Galant served as CEO of Citi Cards, heading Citigroup’s North American and International Credit Cards business. From 2007 to 2009, Mr. Galant served as CEO of Citi Transaction Services, a division of Citi’s Institutional Clients Group. From 2002 to 2007, Mr. Galant was the Global Head of the Cash Management business, one of the largest processors of payments globally. Mr. Galant joined Citigroup, a multinational financial services corporation, in 2000. Prior to joining Citigroup, Mr. Galant held positions at Donaldson, Lufkin & Jenrette, Smith Barney, and Credit Suisse. Mr. Galant holds a Bachelor’s degree from Cornell University where he graduated a Phillip Merrill Scholar. Mr. Galant currently serves on the board of directors of Conduent Inc., a publicly-held business process services provider and APX Group Holdings, Inc., a privately-held home automation services provider. Mr. Galant brings to our Board, among other skills and qualifications, leadership and expertise with respect to global payments solutions, broad knowledge of the payments and financial services industries, and leadership and management of complex, global organizations.

Alex W. (Pete) Hart.    Mr. Hart, age 77, has served as a director since July 2006 and as the Chair of the Board since June, 2014. Mr. Hart has been an independent consultant to the financial services industry since November 1997. From August 1995 to November 1997, he served as CEO and from March 1994 to August 1995 as Executive Vice Chair of Advanta Corporation, a diversified financial services company. From 1988 to 1994, he was President and CEO of MasterCard International, the worldwide payment service provider. Mr. Hart holds a bachelor degree in social relations from Harvard University. He is currently a member of the board of directors of Mitek Systems, Inc., a mobile video technology company. Mr. Hart also serves as a director and member of the compensation committee for BrightVolt, Inc. (formerly Solicore, Inc.), a private company that develops and manufactures embedded power solutions. From April 2001 until April 2012, Mr. Hart served as Chair of the Board and a director of SVB Financial Group. Mr. Hart also previously served on the board of directors and compensation committee of Fair Isaac Corporation, a predictive software company. From February 2001 to November 2015, Mr. Hart also served as a director of Global Payments, Inc., a provider of payment technology services. Among other skills and qualifications, Mr. Hart has been an active participant in the payments and financial services industry for more than 40 years, including as senior executive, director and consultant, and further, Mr. Hart’s payments industry experience ranges from executive roles at banks, issuers, acquirers and card associations, all of which provide unique insight into our business operations and strategy. The wide spectrum of Mr. Hart’s business and professional experience within the payments industry strongly complements the attributes of our other directors. Mr. Hart serves on our Corporate Governance and Nominating Committee. He also serves as chair of the compensation committee and as a member of the governance committee of Mitek.

14	2018 Proxy Statement

Robert B. Henske.    Mr. Henske, age 56, has served as a director since January 2005. Mr. Henske served as a Managing Director at Hellman & Friedman LLC from July 2007 through 2014, and as a Senior Advisor from 2014 to 2016. From May 2005 until July 2007, he served as Senior Vice President and General Manager of the Consumer Tax Group of Intuit Inc. He was Intuit’s CFO from January 2003 to September 2005. Prior to joining Intuit, he served as Senior Vice President and CFO of Synopsys, Inc., a supplier of electronic design automation software, from May 2000 until January 2003. From January 1997 to May 2000, Mr. Henske was a partner at Oak Hill Capital Management, a Robert M. Bass Group private equity investment firm. Prior to that he was a Partner at Bain & Company. He holds a B.Sc. degree in Chemical Engineering from Rice University and a M.B.A. (with distinction) in Finance and Strategic Management from The Wharton School at the University of Pennsylvania. Mr. Henske serves on the board of directors of Blackhawk Network Holdings, Inc., a prepaid payment network company. Mr. Henske was previously a member of the boards of directors of Applied Systems, Inc., Ellucian (formerly Datatel, Inc.) (as chair), Associated Materials LLC, Goodman Global, Inc., Activant Solutions (as chair), Iris Software Ltd. (as chair), OpenLink Financial (as chair), SSP Holdings (as chair), Williams Scotsman, Grove Worldwide, Reliant Building Products and American Savings Bank. In addition to other skills and qualifications, Mr. Henske brings to our Board significant finance and accounting experience through his former roles as CFO of large, global companies in the high technology industry. Mr. Henske’s leadership and management experiences, including his service as a director and committee member on the boards of a number of companies, provide valuable insight on dynamics and operation of our Board, particularly in its oversight role. Mr. Henske is Chair of our Compensation and Leadership Development Committee and also serves on our Corporate Governance and Nominating Committee.

Larry A. Klane.    Mr. Klane, age 57, has served as a director since December 2017. Mr. Klane is a Co-Founding Principal at Pivot Investment Partners LLC, an investment firm founded in 2014 that is exclusively focused on financial technology and financial services companies. Prior to Pivot, Mr. Klane was the Global Financial Institutions Leader at Cerberus Capital Management. In this capacity, he worked to maximize the value of the firm’s financial services activities, including new transactions as well as the existing portfolio of companies. He served on the Board of Directors of Aozora Bank, a publicly-traded bank in Japan in which Cerberus held a controlling interest. Mr. Klane joined Cerberus after serving as Chair and CEO of Korea Exchange Bank, a leading publicly-traded Korean commercial and retail bank of approximately $100 billion of assets with an international presence. He led the bank through the global financial crisis to the landmark sale by the Bank’s major private equity shareholder, the largest transaction in Korean banking history. He served as CEO from April 2009 to February 2012 and as Chair from November 2010 to February 2012. Prior to leading Korea Exchange Bank, Mr. Klane was President of the Global Financial Services division of Capital One Financial Corporation. He joined Capital One in 2000 to help lead Capital One’s transformation to a diversified financial services business. His responsibilities during his tenure at Capital One included a broad range of consumer and business finance activities in the United States, Europe and Canada. He also oversaw all merger and acquisition activities. He served as President and Director of Capital One Federal Savings Bank as well as Chair of the Board of Capital One Bank (Europe) Plc based in London, both subsidiaries of Capital One Financial Corp. Mr. Klane currently serves as a director of Nexi Group S.p.A, a leading privately held company in Italian payments, as well as Ethoca Limited, a privately held global network between issuers and merchants. Mr. Klane serves on our Compensation and Leadership Development Committee. He is a graduate of Harvard College and the Stanford Graduate School of Business. Mr. Klane brings to our Board his experience as a chief executive officer as well as his extensive background in financial services and payments.

Jonathan I. Schwartz.    Mr. Schwartz, age 52, has served as a director since June 2014. Mr. Schwartz has served as the CEO and President of Care Zone Inc., an Internet service for family caregivers, since April 2010. From 1996 to February 2010, Mr. Schwartz served in various capacities at Sun Microsystems, Inc. prior to its acquisition by Oracle Corporation, including from April 2006 to February 2010 as CEO and a member of the board of directors. Prior to Sun, Mr. Schwartz was the founder, President and CEO of Lighthouse Design, Ltd., which was ultimately acquired by Sun in 1996, and began his career with McKinsey & Company, Inc. Mr. Schwartz serves on our Compensation and Leadership Development Committee. Mr. Schwartz was previously a member of the board of directors of Silver Spring Networks, Inc. Mr. Schwartz brings to our Board proven operational and strategic expertise, with a strong background in technology and solutions. His experience as chief executive officer of a number of high-tech companies, as well as board and committee member of other high-tech public and private companies, provides our Board an important perspective in overseeing our business operations and strategy. Mr. Schwartz holds a B.A. in Mathematics and Economics from Wesleyan University.

Jane J. Thompson.    Ms. Thompson, age 66, has served as a director since March 2014. She is the founder and CEO of Jane J. Thompson Financial Services LLC, a management consulting firm advising businesses in

2018 Proxy Statement	15

payments and financial services. From May 2002 to June 2011, Ms. Thompson founded and served as President of Walmart Financial Services, a division of Wal-Mart Stores, Inc. Previously, she led the Sears Credit, Sears Home Services, and Sears Online groups within Sears, Roebuck & Company, and was a partner with McKinsey & Company, Inc. Ms. Thompson serves on our Compensation and Leadership Development Committee and is the Chair of our Corporate Governance and Nominating Committee. Ms. Thompson also serves on the board of directors of Blackhawk Network Holdings, Inc., a prepaid payment network company, and its compensation committee; on the board of directors of On Deck Capital, Inc., an online lender to small businesses, and its risk management and audit committees; on the board of directors of Navient Corporation, a leading asset management and business processing services company, and its compensation and finance/operations committees; and on the board of Mitek Systems, Inc., a software solutions company in mobile capture and identity verification, and its compensation and governance nominating committees. From 2012 to 2016 she served on the board of directors of Fresh Market, Inc., a specialty food retailer, and its audit and nominating committees. Ms. Thompson also serves on the board of Pangea Universal Holdings, Inc., a privately-held global mobile centric money transfer platform company, and its audit committee. Ms. Thompson brings to our board of directors extensive management experience leading multi-billion dollar organizations in the financial services, home services, retail and e-commerce industries, with expertise in the evolving relationship between retailers and consumers, as well as experience driving strategy and growth for large corporations. Ms. Thompson received a Master’s in Business Administration from Harvard Business School, where she was a Baker Scholar, and a Bachelor’s of Business Administration (summa cum laude) in Marketing from the University of Cincinnati.

Rowan Trollope.    Mr. Trollope, age 45, has served as a director since May 2017. Mr. Trollope is a 26-year veteran of the enterprise software industry. He is currently Senior Vice President and General Manager, Applications Division at Cisco Systems, Inc., an information technology company headquartered in California and focused on delivery of integrated solutions to develop and connect information technology networks. Prior to joining Cisco in 2012, Mr. Trollope served as group president at Symantec Corporation overseeing sales, marketing and product development. Mr. Trollope serves on our Audit Committee. Mr. Trollope brings to the Board extensive experience in leading high-growth enterprise technology businesses in the cloud, security and small-to-medium size business sector, as well as deep technical and product expertise.

There are no family relationships among any director nominees or executive officers of Verifone.

Committee Membership

The table below summarizes membership information for each of our Board committees as of February 8, 2018:

Director	Audit Committee(1)	Compensation and Leadership Development Committee(2)	Corporate Governance and Nominating Committee(3)
Robert W. Alspaugh	✓(Chair)	—	✓
Karen Austin	✓	—	—
Ronald Black	✓	—	—
Alex W. (Pete) Hart	—	—	✓
Robert B. Henske	—	✓(Chair)	✓
Larry A. Klane	—	✓	—
Jonathan I. Schwartz	—	✓	—
Jane J. Thompson	—	✓	✓(Chair)
Rowan Trollope	✓	—	—

✓ = Member

(1)	In fiscal year 2017, the members of the Audit Committee were Robert W. Alspaugh (chair), Karen Austin, Robert B. Henske, Jonathan I. Schwartz and Rowan Trollope.

(2)	In fiscal year 2017, the members of the Compensation and Leadership Development Committee were Robert B. Henske (chair), Jonathan I. Schwartz and Jane J. Thompson.

16	2018 Proxy Statement

(3)

In fiscal year 2017, the members of the Corporate Governance and Nominating Committee were Jane J. Thompson (chair), Robert W. Alspaugh, Karen Austin, Alex W. (Pete) Hart and Eitan Raff. Eitan Raff resigned as a member of our Board and Corporate Governance and Nominating Committee effective December 19, 2017.

Audit Committee Financial Expert

Our Board has determined that each of Robert W. Alspaugh, Robert B. Henske and Larry A. Klane is qualified as an Audit Committee financial expert within the meaning of SEC regulations. In making this determination, our Board considered the following qualifications: (a) understanding of United States generally accepted accounting principles (“GAAP”) and financial statements; (b) ability to assess the general application of GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of Audit Committee functions.

Director Compensation

Our Corporate Governance and Nominating Committee regularly reviews the compensation of our non-employee directors.

Each non-employee director was entitled to receive an annual cash retainer for service on our Board and Board committees during fiscal 2017 as follows:

Annual cash retainer	$70,000
Chair of the Board cash retainer(1)	$100,000
Annual committee chair cash retainers(2):
Audit Committee	$20,000
Compensation and Leadership Development Committee	$10,000
Corporate Governance and Nominating Committee	$10,000
Annual committee member cash retainers:
Audit Committee	$14,000
Compensation and Leadership Development Committee	$10,000
Corporate Governance and Nominating Committee	$8,000
(1)	The Chair of the Board cash retainer is in addition to the annual cash retainer.

(2)	The annual committee chair cash retainers are in addition to the committee member cash retainers.

If our Board and/or a standing Board committee requires a greater than typical number of meetings in a given year, our non-employee directors will be compensated an additional $2,000 per meeting. For this purpose, a “greater than typical number of meetings” is defined as greater than ten meetings in a given year for both our Board and our Audit Committee or greater than eight meetings in a given year for both our Compensation and Leadership Development Committee and our Corporate Governance and Nominating Committee. From time to time, our Board may establish non-standing, limited purpose committees. Retainer and meeting fees for these committees are determined on a case by case basis.

In addition, each non-employee director is entitled to receive an annual equity award in the form of an RSU award for shares of our common stock with a target value of $165,000, with such awards granted following the election of directors at each annual meeting. The grant date of these equity awards is the first trading day in the month following our annual meeting of stockholders. The number of shares of our common stock subject to the RSU award is determined based on the 60-calendar-day average closing price of shares of our common stock as of the date of grant, in each case rounded up to the nearest whole share. The annual equity awards vest in full on the first anniversary of the grant date.

2018 Proxy Statement	17

Our Board has also adopted the VeriFone Systems, Inc. Director Deferred Compensation Plan to permit our non-employee directors to convert all or a portion (in 25% increments) of their annual cash retainer and committee cash retainers into fully vested deferred stock units (“DSUs”). For each such payment of fully vested DSUs, the number of stock units credited to an electing director is determined by dividing the product of the applicable percentage of the cash retainer payment elected to be converted and the applicable cash retainer payment by the closing price of shares of our common stock on the last trading day prior to the date the cash retainer payment would otherwise have been paid. The plan also permits our non-employee directors to defer all or a portion (in 25% increments) of their annual grant of RSU awards, subject to satisfaction of any applicable vesting conditions. Amounts under the plan are generally payable between the second and tenth anniversaries of grant for the deferred amounts (or earlier for death, disability or separation from service) based on the participating director’s deferral election.

The following table sets forth a summary of the compensation paid to and earned by our non-employee directors for their service in fiscal 2017:

Fiscal 2017 Director Compensation Table

Name	Cash Fees	Option Awards	Stock Awards(1),(2),(3)	All Other Compensation	Total
Robert W. Alspaugh	$112,000	$—	$157,209	$—	$269,209
Karen Austin(4)	$—	$—	$249,857	$—	$249,857
Ronald Black(5)	$—	$—	$—	$—	$—
Alex W. (Pete) Hart	$180,500	$—	$157,209	$—	$337,709
Robert B. Henske	$104,000	$—	$157,209	$—	$261,209
Eitan Raff(6)	$78,000	$—	$157,209	$—	$235,209
Larry A. Klane(7)	$—	$—	$—	$—	$—
Jonathan I. Schwartz	$94,000	$—	$157,209	$—	$251,209
Jane J. Thompson	$95,500	$—	$157,209	$—	$252,709
Rowan Trollope(8)	$38,387	$—	$—	$—	$38,387
(1)

During fiscal 2017, each non-employee director who was a director after the close of our Annual Meeting of Stockholders on March 23, 2017 was granted an RSU award that could be settled for 8,484 shares of our common stock. Amounts shown in these columns reflect the aggregate fair value of each award as of the grant date of such award computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 and do not reflect whether the recipient has actually realized a financial benefit from the awards. Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the assumptions used for the calculation of the grant date fair value of these awards, see Note 4, Employee Benefit Plans, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2017.

(2)

As of October 31, 2017, the aggregate number of shares of our common stock subject to outstanding stock options held by each of our non-employee directors was as follows: Mr. Alspaugh, 29,000; Ms. Austin, 11,000; Dr. Black, 0; Mr. Hart, 29,000; Mr. Henske, 29,000; Mr. Raff, 29,000; Mr. Klane, 0; Mr. Schwartz, 11,000; Ms. Thompson, 12,500; and Mr. Trollope, 0.

(3)

As of October 31, 2017, the aggregate number of shares of our common stock for which outstanding RSU awards held by each of our non-employee directors could be settled upon vesting was as follows: Mr. Alspaugh, 22,040; Ms. Austin, 22,580; Dr. Black, 0; Mr. Hart, 8,484; Mr. Henske, 20,540; Mr. Raff, 8,484; Mr. Klane, 0; Mr. Schwartz, 8,484; Ms. Thompson, 15,040; and Mr. Trollope, 0.

(4)

The amount reported in the “Stock Awards” column reflects annual RSU awards of $157,209 and all of her cash retainer of $92,648 converted to stock units pursuant to the VeriFone Systems, Inc. Director Deferred Compensation Plan.

(5)	Dr. Black joined as a member of our Board, effective December 20, 2017.

(6)	Mr. Raff resigned as a member of our Board and the Corporate Governance and Nominating Committee, effective December 19, 2017.

(7)	Mr. Klane joined as a member of our Board, effective December 20, 2017.

(8)	Mr. Trollope joined as a member of our Board, effective May 18, 2017.

18	2018 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program and discusses the compensation for our fiscal 2017 named executive officers (our “NEOs”). Our fiscal 2017 NEOs are:

•	Paul Galant, our Chief Executive Officer (our “CEO”);

•	Marc Rothman, our Executive Vice President and Chief Financial Officer (our “CFO”);

•	Vin D’Agostino, our Executive Vice President, Chief Strategy Officer;

•	Albert Liu, our former Executive Vice President, Corporate Development and General Counsel; and

•	Glen Robson, our Executive Vice President, Global Head of Solutions

Overview

In this CD&A, we begin by describing our ongoing interaction with our stockholders about our executive compensation program, and the many enhancements we have made in response to their feedback over the past several years. At our most recent Annual Meeting of Stockholders in March 2017, approximately 92% of the votes cast on our proposal with respect to the compensation of our named executive officers were voted in favor of the proposal. We also provide highlights of our business performance in 2017, which serve as critical context for the compensation decisions made under our executive compensation program. Second, we review the structure of our executive compensation program and our philosophy of aligning pay with performance, supported by recent compensation outcomes demonstrating how strongly our program aligns realized pay with performance. Third, we describe and analyze the compensation decisions for our NEOs for fiscal 2017. Finally, we provide supplementary information on several aspects of our executive compensation program.

Stockholder Advisory Vote on Executive Compensation and Stockholder Engagement

At our 2017 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the fiscal 2016 compensation of the named executive officers (commonly known as a “Say-on-Pay” vote). Approximately 92% of the votes cast on the proposal were voted in favor of our named executive officer compensation.

As part of our ongoing stockholder engagement program, we reached out to stockholders representing over 50% of our outstanding shares of common stock to obtain feedback on our executive compensation program, policies and practices to assist our Board in better understanding our stockholders’ views and determining whether changes to our executive compensation program were warranted. Members of management, including our CEO and CFO, investor relations, legal and human resources, participated in in-person and telephonic discussions with stockholders in the spring and fall of 2017. The feedback from these discussions was collected and communicated to our Board and the Compensation and Leadership Development Committee (the “Committee”).

Based in part on the feedback from our stockholders over the last three years, our Board and the Committee have taken the following actions described below:

WHAT WE HEARD	HOW WE HAVE RESPONDED
Retain focus on alignment of pay with performance and long-term stockholder interests

•  Long-term performance-based equity awards generally continue to comprise approximately 50% of each NEO’s target total equity award value. In fiscal 2015, 2016 and 2017, as well as our most recent awards granted for fiscal 2018, we have maintained this mix when granting equity awards to our NEOs.

Too much discretion in short-term (annual) incentive plan

•  Beginning in fiscal 2016, we amended our short-term incentive plan to eliminate the potential for the exercise of subjective upwards discretion in the form of qualitative adjustments of up to 20% of incentive award payouts.

2018 Proxy Statement	19

WHAT WE HEARD	HOW WE HAVE RESPONDED

•  Beginning in fiscal 2017, we amended our short-term incentive plan to replace the individual performance portion of the plan with objective, quantitative corporate strategic goals that are established at the beginning of each fiscal year.

•  The short-term incentive plan no longer includes any discretionary components.

Cap “relative TSR” performance-based restricted stock unit awards in the event of negative TSR performance

•  Beginning in fiscal 2017, we placed a cap on the payout of our performance-based restricted stock unit awards (which are earned based on relative TSR) at the target performance level, in the event of negative absolute TSR performance over the three-year performance period. The Compensation Committee believes that in instances where we have a negative TSR, our executives should still be rewarded for superior relative TSR performance, but that it is appropriate that the payout be limited.

Link long-term performance-based equity awards to additional objective financial metrics

•  Our stockholders had a variety of opinions about metrics for our performance-based restricted stock unit (“P-RSU”) awards, with some favoring the current total stockholder return (“TSR”) metric and others favoring the use of the current TSR metric in combination with additional objective financial metrics.

•  Our Board weighed the advantages and disadvantages of increasing the number of metrics to be used in our P-RSU awards. After significant deliberation, our Board determined to retain relative TSR as the sole metric for our fiscal 2017 and 2018 P-RSU awards, deciding that a continued focus on TSR is appropriate given our current financial position and industry fundamentals. In reaching this decision, our Board noted that a significant number of stockholders supported the alignment between stockholder returns and executive compensation created by P-RSU awards focused entirely on TSR performance. In addition, our Board also noted that the stockholders who requested adding additional objective financial metrics to the awards largely supported the current relative TSR metric. Finally, our Board determined that the use of objective financial metrics in our short-term incentive plan provided appropriate emphasis on other important financial objectives.

•  Beginning with the P-RSU awards granted in fiscal 2018, our Board determined to use the S&P MidCap 400 Index, a broad-based market index whose components more closely aligned with our market capitalization, in lieu of the S&P North American Technology Index as the relative measure against which to compare our TSR performance. Our Board made this change in response to concerns that the S&P North American Technology Index was sector-focused and included companies with market capitalizations significantly larger than Verifone.

Cap on NEO cash and equity compensation

•  Beginning in fiscal 2016, we adopted a limit, or “cap,” on the maximum payout of any short-term incentive award of 200% of an executive officer’s target short-term incentive compensation opportunity.

20	2018 Proxy Statement

WHAT WE HEARD	HOW WE HAVE RESPONDED

•  Beginning in fiscal 2016, we set a maximum payout level for the P-RSU awards at 150% of the target performance level. We also imposed a limit, or “cap,” on the dollar amount that may be paid out for such P-RSU awards equal to four times the grant date fair value of any such award.

NEO compensation based on grant date values was perceived as too large in relation to performance

•  Our executive compensation program closely aligns realized compensation and performance:

•  Over 80% of the target total direct compensation opportunities of our NEOs is variable pay that is “at risk.”

•  The target performance levels for our short-term incentive awards are set on the basis of challenging but realizable goals with minimum thresholds of achievement required for any incentive award payout.

•  Approximately 50% of the target total equity award value of the long-term incentive compensation opportunities of our NEOs is delivered in the form of “Relative-TSR” performance-based P-RSU awards which are earned on the basis of our performance over a three-year period.

We value the insights gained from our discussions with our stockholders and find them to be critically important as the Committee considers and adopts policies affecting our executive compensation program. Our Board and the Committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received through our ongoing stockholder engagement activities, to understand their views on our executive compensation program, policies and practices when reviewing our executive compensation program and making compensation decisions for our executive officers.

We also engage with our stockholders on a regular basis on various corporate governance matters. In December 2016, as part of our continuing efforts to reflect corporate governance best practices, we adopted a “proxy access” amendment to our bylaws which will enable a stockholder (or a group of up to 20 stockholders) owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to two nominees or 20% of our Board, whichever is greater, provided that the stockholder(s) and nominee(s) satisfy the requirements set forth in our bylaws.

Consistent with the recommendation of our Board at our 2017 Annual Meeting of Stockholders regarding the frequency of future Say-on-Pay votes and the preference of our stockholders as reflected in the vote on the frequency of future Say-on-Pay votes conducted at our 2017 Annual Meeting of Stockholders (commonly known as a “Say-When-on-Pay” vote), our Board has adopted a policy providing for annual Say-on-Pay votes to approve the compensation of our named executive officers. Accordingly, the next Say-on-Pay vote will take place at our 2019 Annual Meeting of Stockholders.

Alignment of Compensation and Performance—Realized Pay

Recent compensation outcomes demonstrate how our executive compensation program effectively aligns realized compensation with our financial performance. Over the last two years, realized compensation materially decreased in light of the Company’s performance.

•

The short-term incentive award payouts made to our NEOs and other executive officers for fiscal 2017 were paid at only 67% of their target short-term incentive compensation opportunity due to our fiscal 2017 financial performance. This follows no payments being made in 2016.

•

The initial P-RSU award for 200,000 shares of our common stock granted to our CEO as part of his “new-hire” equity award in fiscal 2013 resulted in no shares being earned at the completion of the three-year performance period in fiscal 2016.

2018 Proxy Statement	21

•	The P-RSU awards granted to our NEOs in January 2015 resulted in no shares being earned at the completion of the three-year performance period in January 2018.

•

Based on our stock-price performance through October 31, 2017, no portion of the P-RSU awards granted to our NEOs in January 2016 (which have a three-year performance period ending January 2019) would have been earned assuming measurement through that date.

Fiscal 2017 Business Highlights—Executing our Long-Term Strategy

The following business highlights contain critical context for our executive compensation decisions for fiscal 2017.

In fiscal 2017, we continued to make significant progress on the broad multi-year transformation of our business, which initiative was launched when Mr. Galant was appointed our CEO in October 2013. Since Mr. Galant joined us, we have shifted our business strategy from that of primarily a hardware provider of traditional electronic payment terminals to that of a payment and services provider. To this end, we intend to scale our next-generation devices and link our device footprint to our cloud infrastructure. We believe that this multi-year transformation to a payment and services provider is our most critical mission. Mr. Galant and our management team have made crucial steps toward this mission by embarking on a company-wide restructuring, overhauling our business strategy, improving our product development process and introducing several new products which began to launch at scale in fiscal 2017, expanding our services offerings, building our cloud infrastructure, improving our supply chain and recruiting key employees across our business lines. As part of this transformation, we seek to help our clients navigate current market forces such as:

•	acceleration away from cash to electronic payments;

•	proliferation of POS, iPOS and mPOS solutions;

•	increasing complexity of consumer payments;

•	increasing need for connected and secure payment services;

•	convergence of payments and commerce; and

•	growing expectations for omni-channel experiences.

Although we experienced a decline in our revenue and earnings-per-share in fiscal 2017, we continued our most comprehensive product update in over a decade, which will launch a new set of products over the upcoming year that we believe will enable us to significantly enhance the services offerings that we provide our clients. We believe that, under Mr. Galant’s leadership, our management team has made significant progress in positioning us for a critical role in the future evolution and growth of our industry and in our goal of providing growth of digital payments services.

At the same time, in response to our ongoing interaction with our stockholders in fiscal 2015, 2016 and 2017, we have enhanced our executive compensation program to ensure it is robust and rigorous and that our compensation program, as well as the amounts ultimately realized by our NEOs, is closely tied to our performance. We believe that the results of this approach in fiscal 2017 demonstrate this rigor and alignment with stockholder interests.

Mr. Galant’s and our management team’s efforts enabled Verifone to achieve the following business highlights in fiscal 2017:

•

Strong TSR Performance.    TSR improved from a negative 48.6% for fiscal 2016 to a positive 23.3% for fiscal 2017, which was in line with the fiscal 2017 2540 Global Industry Classification Standards median TSR of 26.2% and the fiscal 2017 S&P MidCap 400 Index TSR of 23.0%.

•

Growth in Services Net Revenues.    Services net revenues growth of $18.8 million (2.4%) compared to fiscal 2016, reaching 42% of total net revenues from 38% of total net revenues, year over year, reflecting progress executing our strategy to transform from primarily a terminal sales company to a platform services company.

•	Strong Cash Flow. Net cash provided by operating activities of $166 million and free cash flow of $99 million.

22	2018 Proxy Statement

•

New Product Launches.    Continued rollout of next-generation product lines to support our transition to a payment and services provider, including launches of Engage, Carbon and mPOS solutions in new markets and segments.

•

Completed Strategic Divestures.    As part of our strategic review of under-performing businesses, completed divestures of our petroleum media business and our controlling interest in Verifone Systems (China), Inc. Further, shortly following our fiscal year-end, we completed the divestiture of our taxi business in December 2017.

•

Reduced Expenses.    Reduced total research and development, sales and marketing and general and administrative expenses by over $30 million, reflecting our focus on restructuring and efficiency initiatives.

•	Maintained Strong Liquidity Position to Support Growth. Had $131 million of cash and approximately $332 million of undrawn revolver capacity as of the end of fiscal 2017 to support our transformation.

•

Capital Return.    Expanded the share repurchase program, which was initiated in September 2015 when our Board authorized a $200 million share repurchase program, to include an additional $100 million in shares of our common stock for a total repurchase authorization of up to $300 million. As of October 31, 2017, we have repurchased a total of $150 million shares of our common stock under this program.

Our improved TSR performance in fiscal 2017 aligned with the compensation paid to our CEO and NEOs in fiscal 2017 and was reflected in the payout of 67% of their target short-term incentive compensation opportunity to our NEO and other executives in fiscal 2017 compared to no short-term incentive compensation paid to any NEO or executive in fiscal 2016.

Please see Appendix A for a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities.

Summary of 2017 Executive Compensation Actions

For fiscal 2017, the Committee took the following key compensation actions with respect to the compensation of our NEOs:

•

Base Salaries—Maintained fiscal 2017 base salaries at fiscal 2016 levels, with no raises since fiscal 2013 other than for Mr. D’Agostino, whose base salary was increased by $40,000 in fiscal 2016 to reflect his promotion from Senior Vice President to Executive Vice President and his expanded role. Base salaries for all NEOs have been maintained at the same level for fiscal 2018.

•

Short-Term Incentive Compensation—Mr. Galant’s target short-term cash incentive compensation opportunity for fiscal 2017 was maintained at $1,400,000. Messrs. Rothman, D’Agostino, Liu and Robson maintained their target short-term cash incentive compensation opportunities for fiscal 2017 at fiscal 2016 levels. The short-term cash incentive compensation award payouts made to our NEOs and other executive officers for fiscal 2017 were paid at 67% of their target short-term incentive compensation opportunity due to our fiscal 2017 financial performance.

•

Long-Term Incentive Compensation—Granted long-term incentive compensation opportunities in the form of performance-based and time-based restricted stock unit awards. The P-RSU awards are to be earned based on our total stockholder return performance compared to the total stockholder return of the S&P North American Technology Sector Index measured over a three-year performance period. The equity awards granted to Mr. Galant had a grant date fair value of $5,117,372 and the equity awards granted to our other NEOs were in amounts ranging from a grant date fair value of $818,799 to $1,637,581.

Our Pay-for-Performance Philosophy in Action

Despite our management team’s focus on key strategic and financial goals and the progress described in the “Fiscal 2017 Business Highlights—Executing our Long-Term Strategy” section above, we did not meet all of the

2018 Proxy Statement	23

financial objectives for our short-term incentive compensation plan, as established by the Committee. As a result, each NEO and our entire executive leadership team earned only 67% of their target short-term cash incentive compensation awards.

As discussed under “Detailed Review of Compensation Decisions—Long-Term Incentive Compensation” below, our relative TSR performance in our fiscal 2015 P-RSU awards fell short of the threshold performance level set by the Committee. Accordingly, no portion of our fiscal 2015 P-RSU awards were paid out upon measurement in January 2018. Furthermore, although the values ultimately realized under our P-RSU awards will depend on the value of our stock price as of the end of a three-year performance period, if the fiscal 2016 P-RSU awards granted as part of the LTI in January 2016 were measured from their grant date to October 31, 2017 and paid as of October 31, 2017, no payouts would have been made under these P-RSU awards. As illustrated in the table below, the realizable compensation for our CEO over the last three fiscal years (2015-2017) is significantly less than the annual total compensation amounts reported in the Fiscal 2017 Summary Compensation Table and demonstrates an effective “pay-for-performance” relationship when we have not performed to planned expectations.

(1)

“Granted Pay Opportunity” equals the sum of, for all of the three prior fiscal years: (i) base salary, (ii) target value of short-term cash incentive compensation opportunity, and (iii) the grant date fair-value of the long-term incentive awards granted.

(2)

“Realizable Pay” equals the sum of, for all of the three prior fiscal years: (i) actual base salary paid, (ii) actual short-term cash incentive compensation award earned, (iii) the realized value of long-term P-RSU awards granted in 2015, (iv) an assumed realizable value of long-term P-RSU awards granted in 2016 and 2017 based on the methodology described below, (v) the value as of their vesting date of time-based equity awards granted in fiscal 2015, 2016 and 2017 that vested prior to October 31, 2017, and (vi) an assumed realizable value for unvested time-based equity awards granted in fiscal 2015, 2016 and 2017 based on the fair market value of our common stock on October 31, 2017 of $19.08 per share. Under the terms of our P-RSU awards, no shares of our common stock are earned if our total stockholder return compared to the total stockholder return of the S&P North American Technology Sector Index, measured over a three-year performance period, is below the 25th percentile on a stack-ranked basis. We have assumed that none of the P-RSU awards granted to our CEO in fiscal year 2016 will be earned and that 93% of the P-RSU awards granted to our CEO in fiscal year 2017 will be earned based on the closing market price of our common stock

24	2018 Proxy Statement

of $19.08 per share as of October 31, 2017 in light of our stock price performance as compared against the S&P North American Technology Sector Index from the respective dates these awards were granted through October 31, 2017. The values ultimately realized on these P-RSU awards will depend on the actual market share price of our common stock as of the end of the three-year performance periods for these awards.

Our Executive Compensation Program

Objectives

We believe that highly talented, dedicated, and results-oriented management is critical to our growth and long-term success. Our executive compensation program, which is subject to the oversight of our Board and the Committee, is designed to:

•

Align our executive officers’ interests with long-term stockholder value creation by providing for a significant portion of management’s compensation in the form of long-term incentive awards, such as stock options, RSUs, and other stock-based awards, with a combination of time-based and performance-based vesting schedules, the value of which depends upon the performance of our common stock;

•

Tie each executive officer’s compensation to our success during the most recent fiscal year, measured in large part by our financial and operational performance, using targets that are aligned with our business strategy and operational plan as approved by our Board, and any variations in stockholder value during that period;

•	Attract, motivate, and retain high-quality management talent in an intensely competitive market; and

•

Ensure that each executive officer’s compensation is at appropriate and competitive levels relative to each other and to senior executives at companies that we have identified as peer companies, or other appropriate surveyed companies, including certain of our competitors.

2018 Proxy Statement	25

Executive Compensation Elements

Element	Description	Considerations and Rationale	Clawback and Forfeiture Provisions
Base Salary	• Fixed annual cash amount • Paid periodically throughout the year	• Provides a competitive fixed rate of base pay recognizing different levels of responsibility and performance	—
Short-Term Incentive Compensation (“SIP”)	• Variable annual performance-based cash incentive awards • The maximum level of payout is 200% of the target short-term incentive compensation opportunity	• Incentivizes achievement of important short-term corporate and financial objectives as reflected in our annual operating plan	✓
Long-Term Incentive Compensation (“LTI”)
Time-based	• Restricted stock unit awards with time-based vesting

•    Realizable compensation based upon the intrinsic value of our common stock which vests over time. Retains executives through vesting over a multi-year period

•    Ties a substantial amount of an executive’s overall compensation to our long-term performance

✓
Performance- based

•    Performance-based restricted stock unit (“P-RSU”) awards based on achievement of stockholder return compared to the S&P North American Technology Sector Index (or, beginning with our January 2018 awards, the S&P MidCap 400 Index), measured over a three-year performance period.

•    If our Company TSR falls below the 25th percentile for the three-year performance period, then there will be no payout on the awards. The maximum payout level for the P-RSU awards is 150% of the target level for achievement of 75th percentile or greater performance for the three-year performance period.

•    If our absolute Company TSR is negative for the three-year performance period, the payout for the P-RSU awards is capped at the target level.

•    Motivates executives and rewards the achievement of superior TSR performance over a three-year performance period

•    Ties a substantial amount of an executive’s overall target total direct compensation to our relative long-term stock performance

•    Intend to have performance-based awards account for approximately 50% of LTI compensation

✓

26	2018 Proxy Statement

The foregoing elements combine to promote the compensation objectives that we have described above. The Committee believes that a balanced mix of both short-term cash incentives and long-term equity incentives are appropriate to implement our overall compensation strategy. The percentage that these elements represent of compensation granted in fiscal 2017 to our CEO and, on average, our other NEOs is set forth below:

2017 NEO Compensation Mix

The Committee considers long-term equity awards as the most effective component of our executive compensation program for attracting and retaining executive talent, and incentivizing long-term performance that aligns with the interests of our stockholders. Accordingly, in setting executive compensation, the Committee has generally allocated executive compensation opportunities more heavily toward long-term equity awards. Moreover, in any particular performance period, assuming strong company and/or individual performance, the Committee may use equity awards for retention purposes or to incentivize performance in cases where the nature of an executive’s future performance goals merits a higher award commensurate with higher target achievement for the performance period.

The Committee evaluates base salaries and short-term and long-term incentive awards as tools to provide the appropriate incentives to meet our compensation objectives both individually and in the aggregate for our NEOs. The Committee is also cognizant of the importance of investing in executive talent to help achieve our corporate strategies and goals, particularly during times of corporate transformation. We believe the most important indicator of whether our compensation objectives are being met is whether we have structured our compensation elements to incentivize delivery of superior performance, particularly with respect to our financial performance and strategic initiatives, as well as long-term growth and profitability, and overall stockholder return.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals. The following policies and practices were in effect during fiscal 2017:

•

Direct Communication with Board of Directors.    We provide a direct line of communication for our stockholders with our Board, as described under “Director Independence and Corporate Governance—Communications with Directors” above.

•	Independent Compensation and Leadership Development Committee. The Committee is comprised solely of independent directors.

•

Independent Compensation and Leadership Development Committee Advisors.    The Committee engaged its own compensation consultant to assist with its fiscal 2017 compensation responsibilities. This consultant performed no consulting or other services for us during fiscal 2017.

2018 Proxy Statement	27

•

Annual Executive Compensation Review.    The Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

•

Executive Compensation Policies and Practices.    Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•	Annual Stockholder Advisory Vote to Approve Named Executive Officer Compensation. We provide our stockholders with an annual non-binding advisory vote to approve the compensation of our NEOs.

•	No Material Perquisites. We do not provide material perquisites to our NEOs.

•	No Excise Tax “Gross-ups.” We do not provide excise tax “gross-up” or other tax reimbursement payments in connection with executive severance or change in control payments and benefits.

•

“Double-Trigger” Change-of-Control Arrangements.    All change-of-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-of-control of Verifone plus a qualifying termination of employment before payments and benefits are paid).

•

Stock Ownership Guidelines.    We require our CEO, CFO and other executive officers to own a minimum number of shares of our common stock valued at five, four or three times their annual base salary, respectively. These stock ownership guidelines are further described in “Executive Stock Ownership Guidelines” below.

•

Compensation Recovery Policy.    We maintain a compensation recovery policy that provides for the recoupment of annual cash and equity incentive compensation from our NEOs in the event of a financial restatement, as further described in “Adjustment or Recovery of Awards; Compensation Recovery (Clawback) Policy” below.

•	Hedging and Pledging Prohibited. We prohibit our employees, including our NEOs, and our non-employee directors from hedging or pledging our securities.

•	No Stock Option Repricings. We do not reprice outstanding stock options (where the exercise price is below the then-current market price of our common stock) without stockholder approval.

•

Increased Alignment on Short-term Incentive Awards.    Short-term incentive awards are earned based 75% on corporate financial performance measures (revenue, non-GAAP EPS and free cash flow for fiscal 2017) and 25% on strategic objectives (services net revenue and new product net revenue for fiscal 2017), without the discretion to increase earned payout amounts.

•

Limit on Short-term Incentive Awards.    We maintain a limit, or “cap,” on the maximum payout of any short-term incentive award of 200% of an executive officer’s target short-term incentive compensation opportunity.

•	Long-term Incentive Compensation. We maintain a policy requiring that generally half of the value of the long-term incentive compensation granted to our executive officers must be performance-based.

•

Performance-based Equity Awards.    Consistent with the foregoing policy in fiscal 2017, we granted P-RSU awards providing that such awards will be earned based on our total stockholder return (“TSR”) compared to the TSR of the S&P North American Technology Sector Index, measured over a three-year performance period. These P-RSU awards also provide for threshold, target, and maximum performance levels which will result in at-target, below-target, and above-target earn-outs based on our actual TSR performance for the performance period. If our Company TSR falls below the 25th percentile for the three-year measurement period, then there would be no payout on the P-RSU awards. For example, if our fiscal 2016 P-RSU awards had been granted with a two-year measurement period ending in January 2018, there would have been no payout on those awards. Beginning with the awards granted in fiscal 2018, the Board determined to use a broad-based market index whose components more closely aligned with the Company’s market capitalization, the S&P MidCap 400 Index, in lieu of the S&P North American Technology Index which was sector-focused and included companies with market capitalizations significantly larger than Verifone.

28	2018 Proxy Statement

•

Payout Limits for Performance-based Equity Awards.    The maximum payout level for the P-RSU awards is 150% of target. We maintain a limit, or “cap,” on the dollar amount that may be paid out for such P-RSU awards equal to four times the grant date fair value of any such award.

•	Additional Cap on Performance-based Equity Awards. As discussed above, no incremental payouts are made under our P-RSU awards above target unless we achieve a positive absolute TSR.

•

Peer group selection methodology.    We use a formula-based approach, based on objective, quantitative criteria, for selecting companies for our compensation peer group that places us at approximately the average of the range of market capitalization and revenue of our peer group companies.

Role of Compensation and Leadership Development Committee in Determination of Executive Compensation

The Committee reviews our executive compensation program, policies and practices annually. The Committee analyzes all existing elements of compensation (including base salary, short-term cash incentive compensation awards and long-term incentive compensation) for each executive officer. The Committee evaluates each component of our compensation program to provide the appropriate incentives to meet our compensation objectives both individually and in the aggregate.

In determining the compensation of each executive officer, including each NEO, the Committee considers a number of factors and data points, including the following:

•	The contribution, expertise and experience of the executive officer;

•	The scope and importance of such executive officer’s responsibilities;

•	Competitive market data, based on peer group data and other analyses prepared by the Committee’s compensation consultant, as described below;

•	Whether the short-term and long-term elements of the compensation package, in absolute as well as relative terms, assure that appropriate recognition, incentives and retention value are maintained;

•	Our stock price performance over a multi-year period compared against relevant market indices;

•

Our financial performance during the fiscal year as measured against projections of our financial performance approved by our Board at the beginning of the fiscal year, including projections in respect of non-GAAP net revenues, non-GAAP EPS and free cash flow;

•	The compensation package received by the executive officer in prior fiscal years;

•	The compensation package of the individual executive officer as compared with each other as well as our other officers; and

•	With respect to our executive officers other than our CEO, the recommendation of our CEO based on his evaluation of the individual’s performance, as described below.

The Committee’s goal in its deliberations is to award compensation that is reasonable in relation to the objectives of our executive compensation program when all elements of potential compensation are considered. The Committee uses the compensation data and market trends described below as an important factor in setting the compensation of our executive officers. This data is one of a number of factors in the Committee’s decisions regarding compensation and pay practices, and it generally uses such data and trends as a reference point rather than as a strict benchmarking tool in making decisions as to whether the contributions and responsibilities of each NEO are properly reflected in his or her compensation. Where an executive officer’s role comprises more than one function or area of responsibility, the Committee consults with its compensation consultant to evaluate additional data and recommendations in adjusting such executive officer’s compensation to reflect his or her role.

As part of its annual process to set executive compensation, the Committee considers competitive compensation levels for each compensation element based on peer group companies and competitive market data. Assessments are made on an executive-by-executive basis, with consideration of the size and complexity of each executive officer’s business unit or function, as well as their individual roles and responsibilities. The

2018 Proxy Statement	29

Committee places substantial weight on whether the compensation will incentivize superior performance as well as on the overall competitiveness and retention value of an executive officer’s compensation. With respect to executive officers other than our CEO, the Committee also places substantial weight on performance reviews measuring objective standards of such executive officers that are made by our CEO. The Committee evaluates the competitiveness within our industry for executive talent of the caliber that we desire and also gives consideration to organizational factors that may impact retention of our executive officers. Several of our recent management changes have included the addition of executive officers with extensive executive leadership experience and a level of expertise at organizations that are larger in scale and complexity than ours and our peer group companies. The Committee takes into consideration the value to Verifone of such individual’s experience and level of expertise in setting compensation.

Our current arrangements with our NEOs relate in part to terms that we negotiated with each NEO when he was hired. The pay levels and awards reflected in the employment arrangements for these executive officers were a result of extensive negotiations with each of them, taking into account the totality of the circumstances and the competitiveness in our industry for executive talent. Negotiated terms at the time of hire are intended to be specific only to the new hire compensation for the executive officer. Ongoing compensation will be determined based on performance and the principles of our executive compensation program. On an ongoing basis, the Committee would continue to give significant weight to an executive’s experience, background and demonstrated leadership in evaluating whether an executive’s total compensation is competitive and sufficient to retain an executive. For more information on the compensation terms provided to our NEOs, see the discussion under “Employment Agreements and Offer Letters” below.

Role of Compensation Consultant

The Committee retains and consults with a compensation consultant on our overall compensation strategy and the competitiveness of our executive compensation program, and considers the input of the compensation consultant in making compensation decisions. The Committee also considers information from its compensation consultant regarding the compensation levels of companies within our industry and other industries that compete for the same talent. We also subscribe to third-party compensation survey and advisory services that allow us and the Committee to access reports and compensation survey data for comparative purposes. In determining compensation policies and practices for our NEOs, the Committee also considers the executive compensation policies periodically published by the major proxy advisory firms.

In recent years, the Committee has retained Compensia, a national compensation consulting firm, to provide relevant competitive market data and compensation advisory services in connection with its review and determination of compensation for our executive officers, including our NEOs. During fiscal 2017, neither Compensia nor any of its affiliates provided any services to us other than the services provided to the Committee. During fiscal 2017, the Committee conducted an independence evaluation of Compensia pursuant to SEC rules and the NYSE listing standards, including a consideration of any potential conflict of interests, prior to its engagement of Compensia and concluded that Compensia was independent. Compensia reports directly to the Committee and may be terminated or replaced at any time at the Committee’s sole discretion.

Competitive Market Data

The Committee considers compensation-related market and peer group data, as well as additional survey data in making executive compensation decisions. Our compensation peer group consists of companies that were selected using an objective, “formula-based” approach which was developed as a direct result of stockholder feedback. This formula-based approach identifies companies with the following characteristics:

•	Principal business generally in high-technology;

•	Comparable in market capitalization (using companies with four-tenths to four times our market capitalization);

•	Comparable in revenues (using companies with one-half to two times our annual revenues);

•	Having a similar relationship between the above two metrics (using companies with market capitalizations between one and four times their annual revenues); and

•	Having annual revenue growth exceeding 5%.

30	2018 Proxy Statement

Our formula-based approach also seeks to develop a compensation peer group that places us at approximately the average of the range of market capitalization and revenue of our peer companies. Although we are using a consistent policy approach, there was a significant amount of turnover in our peer companies due to the decline in our market capitalization in 2016 when the peer group was established. The companies in our compensation peer group were updated to reflect this reduction in our market capitalization in order to align ourselves more closely to the compensation peer group from a market capitalization perspective. Due to the formulaic nature of our approach, changes in our market capitalization or revenues will impact the composition of our compensation peer group; however, it is our goal to reduce the number of changes year-over-year absent a significant change in market capitalization or revenues.

Verifone’s position as compared to the companies in our fiscal 2017 compensation peer group based on market capitalization and revenues is set forth below:

The following companies comprised the compensation peer group for fiscal 2017 based on the application of the formula-based approach:

Belden Inc.	Benchmark Electronics, Inc.	Blackhawk Network Holdings, Inc.
Cardtronics, Inc.	Ciena Corporation	CoreLogic, Inc.
Cree, Inc.	Cypress Semiconductor Corporation	EchoStar Corporation
Euronet Worldwide, Inc.	Fitbit, Inc.	Itron, Inc.
NeuStar, Inc.	OSI Systems, Inc.	Plexus Corp.
ScanSource, Inc.	Synaptics, Inc.	TTM Technologies, Inc.
Viasat, Inc.	Vishay Intertechnology, Inc.	Zebra Technologies Corporation

Where additional market data is needed for the evaluation of compensation for our executive officers, including when there is insufficient peer company information available, the Committee uses compensation survey data for companies generally with the same characteristics noted above, and that are likely to compete with us for executive talent. For fiscal 2017, additional competitive market data was provided from the Radford Global Technology Compensation Survey of companies with annual revenues in the range of $1.0 billion to $3.0 billion.

The competitive data reviewed by the Committee includes analyses of base salary, total cash compensation, long-term incentive compensation value and total direct compensation of our peer companies and additional competitive market data prepared by its compensation consultant. In preparing for its annual review of executive compensation, the Committee seeks advice from its compensation consultant with respect to the individual elements of executive compensation, as well as the competitiveness of our executive compensation program compared to the compensation peer group and other competitive market data, and taking into account any changes to the competitive environment for executive talent in our markets. In evaluating executive compensation and our executive compensation program, the Committee takes into account our one-year and three-year financial performance based on parameters such as net revenues, operating income trend, net income trend, market capitalization growth and TSR, compared to the compensation peer group and other competitive market data.

2018 Proxy Statement	31

Role of CEO in Determining Executive Compensation for NEOs

Our CEO completes an annual performance evaluation with each of our executive officers, including each of the other NEOs, and provides recommendations to the Committee with respect to the determination of their compensation; however, our CEO does not make a recommendation as to his own compensation. While the Committee uses this information and values our CEO’s recommendations, it ultimately exercises its own judgment in setting each NEO’s compensation. Our CEO was not present at any Committee discussions regarding his own compensation.

Employment Arrangements with the NEOs

We may enter into written agreements with one or more of our executive officers related to specific employment or compensation terms. The Committee makes the determination as to the terms and conditions of our agreements with our executive officers. In general, the Committee considers whether an agreement is necessary to obtain a measure of assurance as to the executive officer’s continued employment in light of prevailing market competition for the particular position held by the individual and the importance of the particular position to our operations and strategic plan, or if the Committee determines that an employment agreement is necessary and appropriate to attract, motivate, and retain executive talent in light of market conditions, the prior experience of the individual, or our practices with respect to other similarly situated employees.

Employment agreements and offer letters for our NEOs are summarized in the section “Employment Agreements and Offer Letters” below.

Fiscal 2017 Executive Compensation Decisions

Detailed Review of Compensation Decisions

Base Salary

The Committee reviewed the base salary for our NEOs at the beginning of fiscal 2017 and decided to maintain the same annual base salary for fiscal 2017 as for fiscal 2016 for Messrs. Galant, Rothman, Liu, Robson and D’Agostino. The base salaries of Messrs. Galant, Rothman and Liu have remained the same since at least fiscal 2013. The base salary of Mr. Robson has remained the same since he was appointed as our Executive Vice President, Global Head of Solutions in fiscal 2015. The following table sets forth the annual base salaries for fiscal 2017 for our NEOs:

NEOs	Fiscal 2017
Paul Galant	$800,000
Marc Rothman	$450,000
Vin D’Agostino	$400,000
Albert Liu	$400,000
Glen Robson	$450,000

Base salaries have been maintained at the same level for fiscal 2018.

Short-Term Cash Incentive Compensation

The Committee uses the short-term incentive compensation plan to incentivize achievement of certain short-term corporate objectives as reflected in our annual operating plan. The performance measures and related target levels are established at the beginning of each fiscal year based on our annual operating plan as approved by our Board at that time and at or above our announced guidance. The fiscal 2017 corporate financial and strategic performance objectives and our actual achievement versus such objectives are discussed in further detail under “Fiscal 2017 Short-Term Cash Incentive Compensation Summary” and “Fiscal 2017 Short-Term Cash Incentive Compensation Results” below.

In selecting the performance measures and related target levels for our short-term incentive compensation opportunities, the Committee balances the consideration of the likelihood of achieving such performance

32	2018 Proxy Statement

objectives with the effectiveness of such objectives in incentivizing our NEOs’ performance, consistent with similar considerations when management prepares our annual operating plan. The Committee aims to set company-wide financial performance target levels that are expected to be attainable with meaningful effort. On a year-over-year basis, we typically plan for a certain growth rate in each of the financial performance measures when setting the related target levels, after taking into account growth opportunities, strategic initiatives and market position as well as any countervailing considerations. Therefore, in general, unless there are unusual or unexpected factors affecting our business in general, our key markets or a key business unit or region, it is probable, though not certain, that the target levels can be achieved with meaningful effort. It is important to the Committee that the achievement of these target levels is subject to a certain level of risk, including the risk that there will be no payout as a result of failure to meet the threshold requirement.

For fiscal 2017, our NEOs’ short-term incentive compensation opportunity consisted of a target short-term cash incentive compensation opportunity. Consistent with our compensation philosophy, 100% of that opportunity was to be determined based on pre-established company-wide performance measures, consisting of corporate financial performance measures and corporate strategic performance measures. In fiscal 2017, we eliminated the short-term incentive compensation opportunity based on achievement of individual performance objectives based on each NEO’s individual scorecard metrics. Each NEO’s short-term cash incentive compensation award was based on the actual percentage achievement for each financial performance measure and strategic performance measure, subject to the calculation methodology and adjustment described below. The maximum short-term cash incentive compensation award attainable for each individual based on the company-wide performance measures is further capped at 200% of the individual’s short-term cash incentive compensation opportunity.

Fiscal 2017 Target Cash Incentive Compensation Opportunity

The Committee reviewed the target cash incentive compensation opportunity for our NEOs at the beginning of fiscal 2017 and decided to maintain the same target cash incentive compensation opportunities for fiscal 2017 as for fiscal 2016 for Messrs. Galant, Rothman, Liu, Robson and D’Agostino. The following table sets forth the target cash incentive compensation opportunities, as well as the target cash incentive compensation opportunities as a percentage of base salary, for fiscal 2017 for our NEOs:

NEOs	Fiscal 2017	% of Base Salary
Paul Galant	$1,400,000	175%
Marc Rothman	$450,000	100%
Vin D’Agostino	$400,000	100%
Albert Liu	$400,000	100%
Glen Robson	$450,000	100%

Fiscal 2017 Performance Measures

Company Financial Performance Measures

The Committee views our overall financial performance as the most important factor in determining an NEO’s short-term cash incentive compensation award. For fiscal 2017, the Committee selected non-GAAP net revenues, non-GAAP earnings-per-share (“EPS”) and free cash flow as the Company financial performance measures, and non-GAAP services net revenues and non-GAAP new product net revenues as the Company strategic performance measures, which directly supported our fiscal 2017 business priorities. The Committee also determined that we would need to achieve at least 80% of the pre-established target level for both the non-GAAP net revenues and non-GAAP EPS performance measures (before applying the decelerator/accelerator factor described below) for there to be an award payout. Failure to meet this threshold performance level for either measure would result in no award payout. In addition, the maximum payout under each of the Company strategic performance measures was capped at 150% of the pre-established target performance level. The maximum payout under each of the Company financial performance measures was not capped; however, the maximum total short-term cash incentive compensation award attainable for each individual was capped at 200% of the individual’s short-term cash incentive compensation opportunity. The relative weighting among these five performance measures for fiscal 2017 reflected a focus on revenues to emphasize

2018 Proxy Statement	33

the importance of revenue attainment and growth to the value of Verifone. All fiscal 2017 financial measure target levels were set at or above our announced guidance near the beginning of the fiscal year.

1. Non-GAAP net revenues (weighted 40%)

We consider growth in revenues to be an essential component of our long-term success and viability. We use non-GAAP net revenues in addition to our GAAP revenues to evaluate our overall performance. For fiscal 2017, non-GAAP net revenues were calculated by adding back to our GAAP net revenues the fair value decrease (step-down) in deferred services net revenues at acquisition from acquired entities. We refer to this measure as “non-GAAP net revenues” in reporting our financial results in our current reports on Form 8-K. Please see Appendix A for a reconciliation of our non-GAAP net revenues to our GAAP net revenues for fiscal 2017.

For purposes of calculating the performance achievement for our non-GAAP net revenues, the Committee applied a decelerator/accelerator factor that provided for every percentage point that we underachieved or overachieved versus the pre-established target level for fiscal 2017, the deemed achievement percentage for this measure would be reduced or increased by five percentage points. For example, if we achieved 99% of the target level for non-GAAP net revenues, for the purposes of the short-term cash incentive compensation plan we would be deemed to have achieved 95% of this measure. Similarly, if we achieved 101% of the target level of this measure, we would be deemed to have achieved 105% of this measure. If the non-GAAP net revenues performance measure does not achieve at least 80% of the pre-established target level (before applying the decelerator/accelerator factor), no short-term cash incentive compensation award will be paid.

2. Non-GAAP EPS (weighted 25%)

We consider growth in non-GAAP EPS to be an indicator of our ability to generate returns on our operations and fund future growth. We use this performance measure to evaluate our performance and compare our current results with those for prior periods, as well as with the results of other companies in our industry. This non-GAAP performance measure has also been used by investment analysts to evaluate our performance. For fiscal 2017, non-GAAP EPS was calculated by excluding the following GAAP items from GAAP net income (loss) as reported: amortization of step-down in deferred services net revenues at acquisition; amortization of purchased intangible assets; other merger, acquisition, and divestiture related expenses; restructuring charges; stock-based compensation; goodwill impairment; cost of debt refinancing; certain other charges and income that we believe may limit the comparability of our ongoing operations with prior and future periods, such as litigation settlement and loss contingency expense; certain costs incurred in connection with senior executive management changes, such as separation payments, non-compete arrangement fees, legal fees and recruiter fees; and the income tax effect of non-GAAP exclusions. For this purpose, non-GAAP diluted shares included additional shares for non-GAAP purposes in periods where we had non-GAAP net income and a GAAP net loss. We refer to this measure as “non-GAAP net income per diluted share” in reporting our financial results in our current reports on Form 8-K. Please see Appendix A for a reconciliation of our non-GAAP net income (loss) to our GAAP net income (loss) and our non-GAAP EPS to GAAP EPS for fiscal 2017.

As with non-GAAP net revenues, for purposes of calculating the performance achievement for our non-GAAP EPS, the Committee applied a decelerator/accelerator factor that provided for every percentage point that we underachieved or overachieved versus the pre-established target level for fiscal 2017, the deemed achievement percentage for this measure would be reduced or increased by five percentage points. However, no payout would be made for fiscal 2017, if we did not reach at least 100% of the target level for non-GAAP EPS. For example, if we achieved 99% of the target level for non-GAAP EPS, for the purposes of the short-term cash incentive compensation plan we would be deemed to have achieved 0% of this measure. Similarly, if we achieved 101% of the target level of this measure, we would be deemed to have achieved 105% of this measure. As noted above, for the non-GAAP EPS performance measure to contribute to the payout amount of the short-term cash incentive compensation award, at least 100% of the pre-established target level (before applying the decelerator/accelerator factor) must be achieved. In addition, if the non-GAAP EPS performance measure does not achieve at least 80% of the pre-established target level (before applying the decelerator/accelerator factor), no short-term cash incentive compensation award will be paid.

3. Free cash flow (weighted 10%)

Free cash flow is a non-GAAP financial measure. We determine free cash flow as net cash provided by operating activities less capital expenditures, in each case as determined in accordance with GAAP. We believe

34	2018 Proxy Statement

free cash flow is a useful measure of liquidity and an additional basis for assessing our ability to fund our activities, including the financing of acquisitions, debt service and repurchases of our common stock. Please see Appendix A for a reconciliation of our free cash flow to our GAAP net cash provided by operating activities for fiscal 2017.

4. Services net revenues (weighted 12.5%)

Services net revenues is a non-GAAP financial measure. We consider growth in non-GAAP services net revenues to be an indicator of our ability to generate returns in our services business which we consider an important part of our value. We use this performance measure to evaluate our performance and compare our current results with those for prior periods, as well as with the results of other companies in our industry. This non-GAAP performance measure has also been used by investment analysts to evaluate our performance. Please see Appendix A for a reconciliation of our non-GAAP services net revenues to our GAAP services net revenues for fiscal 2017.

As with non-GAAP net revenues and non-GAAP EPS, for purposes of calculating the performance achievement for our non-GAAP services net revenues, the Committee applied a decelerator/accelerator factor that provided for every percentage point that we underachieved or overachieved versus the pre-established target level for fiscal 2017, the deemed achievement percentage for this measure would be reduced or increased by five percentage points. For example, if we achieved 99% of the target level for non-GAAP services net revenues, for the purposes of the short-term cash incentive compensation plan we would be deemed to have achieved 95% of this measure. Similarly, if we achieved 101% of the target level of this measure, we would be deemed to have achieved 105% of this measure. For the non-GAAP services net revenues performance measure to contribute to the payout amount of the short-term cash incentive compensation award, at least 80% of the pre-established target level (before applying the decelerator/accelerator factor) must be achieved. Additionally, the maximum payout under the non-GAAP services net revenues performance measure (after applying the decelerator/accelerator factor) was capped at 150% of the pre-established target performance level.

5. New product net revenues (weighted 12.5%)

New product net revenues is a non-GAAP financial measure. We consider non-GAAP new product net revenues to be an indicator of the adoption of our new solutions into the market. We use this performance measure to evaluate our performance and compare our current results with those for prior periods, as well as with the results of other companies in our industry. This non-GAAP performance measure has also been used by investment analysts to evaluate our performance. Please see Appendix A for a discussion of our non-GAAP new product net revenues for fiscal 2017.

Similar to non-GAAP services net revenues, the maximum payout under the non-GAAP new product net revenues performance measure was capped at 150% of the pre-established target performance level.

2018 Proxy Statement	35

Fiscal 2017 Short-Term Cash Incentive Compensation Summary

The following chart shows the short-term cash incentive compensation performance measures and the actual performance for each measure for fiscal 2017. The minimum potential short-term cash incentive compensation award is 0% of the pre-established target level.

Performance Measures—Fiscal 2017		Performance Levels(8)
	Performance Measure Weighting	Threshold (Varying Target Payouts)(2)	Target (100% of Target Payout)	Maximum (150% of Target Payout)(3)	2017 Actual Performance	% Actual Achievement(4)	Percentage of Target Award Earned(5)
Financial and Corp. Performance Measures (in millions, except per share numbers and percentages)(1)	100%
Financial Performance Measures
Non-GAAP Net Revenues(6)	40%	$1,513	$1,891	N/A	$1,874	95.4%	38.2%
Non-GAAP EPS(6)(7)	25%	$1.47	$1.47	N/A	$1.31	0.0%	0.0%
Free Cash Flow	10%	N/A	$120	N/A	$99	82.5%	8.3%
Strategic Performance Measures
Non-GAAP Services Net Revenues	12.5%	$613	$766	$1,149	$788	114.8%	14.4%
Non-GAAP New Product Net Revenues	12.5%	N/A	$76	$92	$38	49.4%	6.2%

						Total Percentage of Target Award Earned	67.1%
(1)	See Appendix A to this Proxy Statement for a reconciliation of our non-GAAP financial performance measures to our GAAP financial performance measures for fiscal 2017.

(2)

At least 80% of the pre-established target level must be achieved for there to be a payout under either the non-GAAP net revenues or the non-GAAP services net revenues performance measure. If the 80% threshold is met under either (both) the non-GAAP net revenues or (and) the non-GAAP services net revenues performance measure(s), there is a payout of 80% of the pre-established target level(s). At least 100% of the pre-established target level must be achieved for there to be a payout under the non-GAAP EPS performance measure. If the 100% threshold is met under the non-GAAP EPS performance measure, there is a payout of 100% of the pre-established target level. There is no threshold for payout under the Free Cash Flow and the non-GAAP new product net revenues performance measures.

(3)

The maximum payout under each of the Company strategic performance measures was capped at 150% of the pre-established target performance level. The maximum payout under each of the Company financial performance measures was not capped; however, the maximum short-term cash incentive compensation award attainable for each individual was capped at 200% of the individual’s short-term cash incentive compensation opportunity.

(4)

The “% Actual Achievement” column reflects unadjusted achievement percentages, including the actual achievement levels for non-GAAP net revenues, non-GAAP EPS and non-GAAP services net revenues after applying the accelerator/decelerator factor to each such measure. Prior to application of the decelerator/accelerator factor to each such measure, the achievement levels for these measures were as follows: non-GAAP net revenues, 99,1%; non-GAAP EPS, 89.1% (see Footnote 7 below) and non-GAAP services net revenues, 102.9%.

(5)

The “Percentage of Target Award Earned” column reflects the percentage of the target award earned after application of the performance measure weightings. Additionally, the achievement percentages for non-GAAP net revenues, non-GAAP EPS and non-GAAP services net revenues reflect the adjusted achievement levels after applying the accelerator/decelerator factor to each such measure.

(6)	A minimum threshold of 80% of the pre-established target level for both the non-GAAP net revenues and the non-GAAP EPS performance measures must be achieved for there to be any award payout.

(7)	In fiscal 2017, no payout was made under the Non-GAAP EPS performance measure because we failed to achieve 100% of the pre-established target level for the non-GAAP EPS performance measure.

(8)	Target and actual performance levels were adjusted to give effect to the impact of acquisitions and divestitures.

Fiscal 2017 Short-Term Cash Incentive Compensation Results

The short-term cash incentive compensation performance measures, related target levels and actual short-term incentive awards for fiscal 2017 are summarized in the table below.

Performance Measures—Fiscal 2017			Paul Galant		Marc Rothman		Vin D’Agostino		Albert Liu		Glen Robson
	% Actual Achieve- ment(1)	Weight	Target	Award	Target	Award	Target	Award	Target	Award	Target	Award
Financial and Corp. Performance Measures (in millions, except per share numbers and percentages)(1)(2)		100%
Financial Performance Measures
Non-GAAP Net Revenues	95.4%	40%	$560,000	$534,240	$180,000	$171,720	$160,000	$152,640	$160,000	$152,640	$180,000	$171,720
Non-GAAP EPS	0.0%	25%	$350,000	$—	$112,500	$—	$100,000	$—	$100,000	$—	$112,500	$—
Free Cash Flow	82.5%	10. %	$140,000	$115,500	$45,000	$37,125	$40,000	$33,000	$40,000	$33,000	$45,000	$37,125
Strategic Performance Measures
Non-GAAP Services Net Revenues	114.8%	12.5%	$175,000	$200,889	$56,250	$64,572	$50,000	$57,397	$50,000	$57,397	$56,250	$64,572
Non-GAAP New Product Net Revenues	49.4%	12.5%	$175,000	$86,461	$56,250	$27,792	$50,000	$24,704	$50,000	$24,704	$56,250	$27,792

Total		100%	$1,400,000	$937,090	$450,000	$301,209	$400,000	$267,741	$400,000	$267,741	$450,000	$301,209

(1)

The achievement percentages indicated above for non-GAAP net revenues, non-GAAP EPS and non-GAAP services net revenues reflect the actual achievement levels after applying the accelerator/decelerator factor to each such measure (and, with respect to the non-GAAP EPS performance measure, reflecting that no payout was made because we failed to achieve 100% of the pre-established target level for that performance measure).

(2)	See Appendix A to this Proxy Statement for a reconciliation of our non-GAAP financial performance measures to our GAAP financial performance measures for fiscal 2017.

36	2018 Proxy Statement

Long-Term Incentive Compensation

The Committee determines, on an annual basis, whether to provide a long-term incentive compensation opportunity in the form of equity awards to our executive officers, including our NEOs, subject to any pre-existing contractual obligations. The Committee believes that equity awards encourage a strong ownership stake in Verifone and align the interests of our NEOs with those of our stockholders. In addition, these equity awards are intended to serve as incentives for our NEOs to remain with us, continue performance at levels consistent with our corporate objectives and tie a substantial amount of their overall target total direct compensation to our long-term stock performance and profitability. As a result, our executive compensation program generally has been weighted more toward long-term incentive compensation rather than cash compensation.

Equity Award Mix

Typically, the Committee grants equity awards in the form of RSU awards that may be settled for shares of our common stock and/or options to purchase shares of our common stock. Stock options offer our NEOs the right to purchase the stated number of shares of our common stock at an exercise price per share determined on the date of grant. Stock options have value only to the extent the price of our shares on the date of exercise exceeds the applicable exercise price. The exercise price is the fair market value of our common stock based on the stock closing price, as traded on the NYSE, on the grant date. Stock options have a term of seven years from the date of grant. For RSU awards, upon vesting, shares of our common stock are deliverable on a one-for-one basis.

The Committee believes that a significant portion of the equity awards granted to our executive officers, including our NEOs, should be performance-based. Consequently, P-RSU awards have generally comprised approximately 50% of each NEO’s total equity award value, with the remainder subject to time-based vesting requirements, subject to any pre-existing contractual obligations. In fiscal 2017, approximately 50% of our CEO’s long-term incentive compensation opportunity consisted of P-RSU awards.

P-RSU awards are earned upon the achievement of one or more pre-established performance measures and related target levels over a multi-year performance period. For the P-RSU awards granted to our NEOs in fiscal 2017, the Committee selected our TSR relative to the S&P North American Technology Sector Index, measured over a three-year performance period, as the performance objective. We determine relative TSR on a stack-ranked basis using 60-trading day average closing prices of our common stock immediately preceding the beginning and end of the performance period. The shares of our common stock subject to such award will be earned at the end of the three-year performance period based on our actual percentile achievement on a stack-ranked basis, subject to a minimum achievement threshold at the 25th percentile, below which there would be no payout, and a maximum payout of 150% for achievement at the 75th percentile or above. In addition, beginning in fiscal 2017, if our absolute level of TSR is negative, then the payout of our P-RSU awards will be capped at 100% regardless of our percentile achievement. The Compensation Committee believes that in instances where we have a negative TSR, our executives should still be rewarded for superior relative TSR performance, but that it is appropriate that the payout be limited. Our P-RSU awards are also subject to a maximum payout cap (calculated as of the awards’ earnout date) equal to four times the grant date fair market value. In selecting a relative performance measure, the Committee believed that a benchmark against an industry performance index was appropriate to control for factors, such as overall economic conditions, that are outside of our NEOs’ control. Beginning with the awards granted in fiscal 2018, the Board determined to use a broad-based market index that more closely aligned with the Company’s market capitalization.

Changes to Long-Term Incentive Compensation beginning in Fiscal 2018.    Beginning in fiscal 2018, our P-RSU awards will be based on a comparison of our TSR over the three-year performance period relative to the S&P MidCap 400 Index. The Committee determined that it was more appropriate to use a broad-based index with companies whose market capitalization more closely tracked that of Verifone rather than a sector-based index whose companies had a broad range of market capitalizations. We are also a constituent member of the S&P MidCap 400 Index.

Accounting Considerations.    All equity awards are accounted for in accordance with FASB ASC Topic 718, Share-Based Payment. The Committee considers the stock-based compensation expense that would be recorded for financial reporting purposes for the stock options and RSU awards granted to our NEOs as part of its evaluation of our long-term incentive compensation program.

2018 Proxy Statement	37

Equity Grant Practices.    Equity awards, including annual awards and awards for new hires, are generally approved by the Committee during one of its scheduled quarterly meetings. Generally, our executive officers are considered for equity awards on an annual basis, which are generally approved by the Committee at its meeting in the first quarter of a fiscal year. In general, the Committee places significant weight on a value-based approach for equity awards and, as noted above, weights executive compensation more heavily toward long-term incentive compensation.

Fiscal 2017 Equity Awards

As described above, the Committee believes that equity awards encourage a strong ownership stake in Verifone and align the interests of our NEOs with those of our stockholders. In addition, these equity awards are intended to serve as incentives for our NEOs to remain with us, continue performance at levels consistent with our corporate objectives and tie a substantial amount of their overall target total direct compensation to our long-term stock performance and profitability. In determining the amount of the fiscal 2017 equity awards for our NEOs, the Committee took into consideration the compensation mix specified in our program design, competitive market data (including compensation peer group data and compensation survey data), each NEO’s individual performance and growth potential, the scope and impact of their role relative to our strategy, and the retention value of the reward.

In January 2017, each of our NEOs was granted a P- RSU award and a time-based RSU award. The P-RSU awards were granted subject to the performance measure described above. Such awards are to be earned (if at all) at the end of the three-year performance period with payout scaled at actual percentile achievement on a stack-ranked basis, subject to a minimum achievement threshold at the 25th percentile below which there would be no payout, and a maximum payout of 150% for achievement at or above the 75th percentile. There is no payout on such awards if the minimum achievement threshold is not met. This further highlights that when the Company does not perform above the 25th percentile of the S&P North American Technology Sector Index, the NEOs will not realize any consideration under the P-RSU awards and that realized compensation of the NEOs will ultimately be significantly impacted by the Company’s relative stock price performance. Consistent with the practice of other companies in the technology industry, the time-based RSU awards were granted with a four-year vesting requirement, with 25% of the shares of our common stock subject to the awards vesting approximately one year after the grant date and the remaining shares vesting in equal quarterly installments over the following three years.

The equity awards granted to our NEOs in fiscal 2017 were as follows:

Named Executive	Performance- Based Restricted Stock Unit Award (Shares)	Performance- Based Restricted Stock Unit Award ($)(1)	Restricted Stock Unit Award with Time- Based Vesting (Shares)	Restricted Stock Unit Award with Time- Based Vesting ($)(1)	Aggregate Grant Date Fair Value ($)(1)
Paul Galant	126,711	$2,500,008	144,926	$2,617,364	$5,117,372
Marc Rothman	35,479	$700,000	40,580	$732,875	$1,432,875
Albert Liu	35,479	$700,000	40,580	$732,875	$1,432,875
Glen Robson	40,548	$800,012	46,377	$837,569	$1,637,581
Vin D’Agostino	20,274	$400,006	23,189	$418,793	$818,799
(1)

Amounts shown reflect the total fair value of the stock awards at the date of grant, also referred to as grant date fair value, as computed in accordance with FASB ASC Topic 718. These amounts reflect the accounting expense to be recorded for the award and do not reflect the actual value that may be recognized by an NEO or whether the NEO has actually realized a financial benefit from the awards (such as by vesting in an RSU award). The fair value for time-based RSUs was estimated using the closing price of our common stock on the date of grant. The fair value of P-RSUs was estimated based on a Monte-Carlo simulation of each award as of the date of grant. For information on the valuation and valuation assumptions of these awards, see Note 4, Employee Benefit Plans, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2017.

38	2018 Proxy Statement

Health and Welfare Benefits

We have established a tax qualified Section 401(k) retirement plan for all employees, including our NEOs, based in the United States who satisfy certain eligibility requirements, including requirements relating to age and length of service. We intend for the plan to qualify under Section 401(a) of the U.S. Internal Revenue Code (the “IRC”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including our NEOs. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. Our NEOs in the United States generally receive the same health and welfare benefits as our other exempt employees.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

We provide limited perquisites and other personal benefits to our NEOs as described in this section and in the Fiscal 2017 Summary Compensation Table when we believe it is appropriate to assist an individual in the performance of his or her duties and for recruitment and retention purposes. With the exception of these items, we do not provide perquisites or other personal benefits to our NEOs.

We provide our CEO with certain fringe benefits, including storage expenses in connection with his relocation. We provide Mr. Rothman with certain benefits consisting of housing near our corporate offices and reimbursement of commuting expenses between Mr. Rothman’s home residence and our corporate offices in San Jose, California, in each case without the accompaniment of a tax “gross-up” or other reimbursement. We also provide Mr. D’Agostino with certain benefits consisting of housing near our corporate offices and reimbursement of commuting expenses between Mr. D’Agostino’s home residence and our corporate offices in San Jose, California, in each case without the accompaniment of a tax “gross-up” or other reimbursement.

Additional Details of our Compensation Policies, Practices and Awards

Executive Stock Ownership and Holding Requirements Policy

We maintain stock ownership guidelines as approved by our Board that require our CEO to own a minimum number of shares of our common stock valued at five times his annual base salary, our CFO to own a minimum number of shares of our common stock valued at four times his annual base salary and our other NEOs to own a minimum number of shares of our common stock valued at three times his or her annual base salary.

Under these guidelines, unvested restricted stock awards and RSU awards and owned shares of our common stock count toward satisfying the ownership level. Executive officers appointed prior to the effectiveness of the original guidelines in March 2010 had until March 17, 2015, the fifth year anniversary of the original effective date of the policy, to achieve the relevant stock ownership level. An executive officer who was appointed after the adoption of the guidelines has five years from his or her date of appointment to comply with the guidelines. Executive officers who subsequently get promoted to a higher level must achieve their previous target shares within the initial five-year period, but will have until five years from the date of their promotion to achieve the incremental ownership requirement. Any executive officer who fails to meet or maintain these ownership requirements by the required time frame will be required to retain all shares of our common stock acquired upon exercise of stock options or vesting of restricted stock or RSU awards, net of shares withheld for taxes or to pay the exercise price, until such ownership guidelines are attained. Executive stock ownership is reviewed quarterly by the Committee. As of October 31, 2017, all executive officers who have reached the five-year required time frame for compliance have been and are currently compliant with the executive ownership guidelines.

2018 Proxy Statement	39

Adjustment or Recovery of Awards; Compensation Recovery (Clawback) Policy

The Committee has adopted a compensation recovery (“clawback”) policy which provides that in the event of a financial restatement, any incentive-based compensation in the form of cash awards paid to an executive officer (which includes all our NEOs) in the three-year period preceding the restatement that would not have been paid to such executive officer based on the restated financial results will be returned to the Company. Such return may be in the form of: (1) a cash payment to the Company; (2) an agreement to withhold an appropriate amount from the executive officer’s base salary over a 12 month period; (3) the reduction of future incentive-based compensation payouts; and/or (4) cancellation of unvested equity awards, as may be agreed between Verifone and such executive officer. Further, all forms of incentive-based compensation (cash and equity) paid or awarded to an executive officer (which includes all our NEOs) in the three fiscal years preceding any fraud or gross misconduct will be returned to Verifone in the event such executive officer is determined by our Board (in its sole discretion) to have committed such fraud or gross misconduct, with the terms of such return to be set by our Board in its sole discretion. Although waivers of the compensation recovery policy may be made at our Board’s sole discretion, we anticipate waiver would occur only on a rare and exceptional basis.

The Committee intends to evaluate this policy at such time as the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Act.

Policy Prohibiting Derivative Transactions and Pledging or Hedging

In accordance with our insider trading policy, we do not permit any employee, including any executive officer, or any non-employee director to enter into derivative transactions on our securities (including short-sales, market options, or other transactions on derivatives of our securities) or to hedge, hedge against losses of, or pledge our securities.

Post-Employment Compensation Policy

We provide certain severance payments and benefits to our executive officers, including our NEOs, in the event of a “change in control” of Verifone. These post-employment compensation arrangements are generally implemented through our Executive Severance Plan, which provides severance benefits to employees designated as participants by the Committee upon certain qualifying terminations. Mr. Galant’s post-employment compensation arrangements are implemented through his employment agreement. Please refer to the “Potential Payments Upon Termination or Change in Control” section below for a more detailed discussion of our post-employment compensation arrangements, Executive Severance Plan, severance benefits and treatment of equity awards upon a change in control.

Income Tax Considerations

Section 162(m) of the IRC places a limit on the tax deduction for compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation. For taxable years ending December 31, 2017 and earlier, “covered employees” generally referred to the company’s chief executive officer and its next three most highly compensated executive officers (other than the chief financial officer) in the year that the compensation is paid. This limitation does not apply to compensation that is considered “qualified performance-based compensation” under the rules of Section 162(m).

The exemption from Section 162(m)’s deduction limitation for “qualified performance-based compensation” has been repealed by recent legislation, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 (the scope of which is uncertain under the legislation). In addition, beginning with taxable years beginning after December 31, 2017, “covered employees” generally was expanded to include the Company’s chief financial officer; also, each individual who is a covered employee for any taxable year beginning after December 31, 2016 will remain a covered employee for all future years. The Committee continues to evaluate the changes to Section 162(m) and their significance to our compensation programs, but its primary focus in its compensation decisions will remain on most productively furthering our business objectives and not on whether compensation is deductible.

Generally, the Committee has sought to qualify the performance-based incentive compensation paid or awarded to the NEOs for the “performance-based compensation” exemption from the deduction limitation of

40	2018 Proxy Statement

Section 162(m) to the extent that we determine it to be in the best interests of Verifone and our stockholders. In addition, in approving the amount and form of compensation for the NEOs, the Committee considered all elements of our cost of providing such compensation, including the potential impact of Section 162(m).

The Committee believes that it is important to retain the flexibility to motivate superior performance through plans and awards that do not satisfy all of the conditions of an exemption from Section 162(m). The Committee believes that the benefit to Verifone from these awards outweighs the potential benefit of ensuring the tax deductibility of the remuneration realized by the NEOs from these awards. Accordingly, from time to time, the Committee retained the discretion, in its judgment, to approve compensation for the NEOs that did not comply with an exemption from the deduction limitation when it believed that such compensation was in the best interests of Verifone and our stockholders.

Fiscal 2017 Summary Compensation Table

The following table sets forth information regarding compensation of our NEOs for fiscal 2017, 2016 and 2015.

	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Comp Earnings ($)	All Other Compensation ($)	Total ($)
Paul Galant(4) CEO	2017	800,000	—	5,117,372	—	937,090	—	30,523	6,884,985
	2016	800,000	—	4,976,693	—	—	—	165,018	5,941,711
	2015	800,000	—	6,095,840	—	1,713,600	—	18,583	8,628,023
Marc Rothman(5) EVP and CFO	2017	450,000	—	1,432,875	—	301,209	—	81,747	2,265,831
	2016	450,000	—	1,590,694	—	—	—	67,223	2,107,917
	2015	450,000	—	2,127,944	—	479,250	—	71,974	3,129,168
Albert Liu(6) Former EVP Corporate Development & General Counsel	2017	400,000	—	1,432,875	—	267,741	—	29,587	2,130,203
	2016	400,000	—	1,615,534	—	—	—	18,502	2,034,036
	2015	400,000	—	2,127,944	—	426,000	—	16,307	2,970,251
Glen Robson(7) EVP, Global Head of Solutions	2017	450,000	—	1,637,581	—	301,209	—	29,057	2,417,847
	2016	450,000	—	1,739,814	—	—	—	17,912	2,207,726
	2015	354,807	1,600,000	2,635,920	—	334,875	—	40,972	4,966,574
Vin D’Agostino(8) EVP, Chief Strategy Officer	2017	400,000	—	818,799	—	267,741	—	254,917	1,741,457
	2016	393,333	—	894,774	—	—	—	19,039	1,307,146
	2015	—	—	—	—	—	—	—	—
(1)

Amounts shown reflect the total fair value of the stock awards at the date of grant, also referred to as grant date fair value, as computed in accordance with FASB ASC Topic 718. These amounts reflect the accounting expense to be recorded for the award and do not reflect the actual value that may be recognized by an NEO or whether the NEO has actually realized a financial benefit from the awards (such as by vesting in an RSU award). The fair value for time-based RSUs is estimated using the closing price of our common stock on the date of grant. The fair value of P-RSUs is estimated based on a Monte-Carlo simulation of each award as of the date of grant. For information on the valuation and valuation assumptions of these awards, see Note 4, Employee Benefit Plans, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2017. If we assume that the highest level of performance conditions will be achieved with respect to the P- RSUs (and thus the maximum number of shares will be issued under the RSUs), using the fair value of our common stock on the grant date for such shares, the fiscal 2017 stock awards would be as follows: $6,049,974 for Mr. Galant; $1,694,010 for Mr. Rothman; $1,694,010 for Mr. Liu; $1,936,014 for Mr. Robson; and $968,016 for Mr. D’Agostino.

(2)

Amounts shown reflect the aggregate grant date fair value of stock options as computed in accordance with FASB ASC Topic 718. These amounts reflect the accounting expense to be recorded for the award and do not reflect the actual value that may be recognized by an NEO or whether the NEO has actually realized a financial benefit from the awards (such as by exercising stock options). The fair value was estimated using the Black-Scholes-Merton option pricing model as of the date of grant in accordance with FASB ASC Topic 718. Pursuant to SEC rules, amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions used for the calculation of these awards, see Note 4, Employee Benefit Plans, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2017.

(3)

For additional information on the equity awards granted to the NEOs for fiscal 2017, see “Fiscal 2017 Equity Awards” and “Grants of Plan-Based Awards for Fiscal 2017” in the Compensation Discussion and Analysis above.

(4)

The amount shown in the “Non-Equity Incentive Plan Compensation” column for fiscal 2017 represents a performance-based cash bonus of $937,090 for the corporate component earned at 67%. No Non-Equity Incentive Plan Compensation was paid to Mr. Galant in fiscal

2018 Proxy Statement	41

2016 in light of our financial performance. The amount shown in the “Non-Equity Incentive Plan Compensation” column for fiscal 2015 represents a performance-based cash bonus of $828,000 for the corporate component earned at 92%, $600,000 for the individual scorecard component earned at 200% and $285,600 representing a 20% discretionary increase to the cash bonus achievement. The amount shown in the “All Other Compensation” column for fiscal 2017 includes $866 relating to storage of household goods and moving expenses associated with Mr. Galant’s move from rental housing to a permanent residence in California as per the terms of his employment agreement, $10,800 of company 401(k) matching contributions, $1,140 of life insurance premiums and $17,717 of other perquisites.

(5)

The amount shown in the “Non-Equity Incentive Plan Compensation” column for fiscal 2017 represents a performance-based cash bonus of $301,209 for the corporate component earned at 67%. No Non-Equity Incentive Plan Compensation was paid to Mr. Rothman in fiscal 2016 in light of our financial performance. The amount shown in the “Non-Equity Incentive Plan Compensation” column for fiscal 2015 represents a performance-based cash bonus of $310,250 for the corporate component earned at 92%, and $169,000 for the individual scorecard component earned at 150%. The amount shown in the “All Other Compensation” column for fiscal 2017 includes $52,690 in housing and commute reimbursements, $10,800 of company 401(k) plan matching contribution, $1,140 of life insurance premiums and $17,117 of other perquisites.

(6)

The amount shown in the “Non-Equity Incentive Plan Compensation” column for fiscal 2017 represents a performance-based cash bonus of $267,741 for the corporate component earned at 67%. No Non-Equity Incentive Plan Compensation was paid to Mr. Liu in fiscal 2016 in light of our financial performance. The amount shown in the “Non-Equity Incentive Plan Compensation” column for fiscal 2015 represents a performance-based cash bonus of $276,000 for the corporate component earned at 92% and $150,000 for the individual scorecard component earned at 150%. The amount shown in the “All Other Compensation” column for fiscal 2017 includes $10,800 of company 401(k) plan matching contribution, $1,140 of life insurance premiums and $17,647 of other perquisites.

(7)

The amount shown in the “Non-Equity Incentive Plan Compensation” column for fiscal 2017 represents a performance-based cash bonus of $301,209 for the corporate component earned at 67%. No Non-Equity Incentive Plan Compensation was paid to Mr. Robson in fiscal 2016 in light of our financial performance The amount shown in the “Non-Equity Incentive Plan Compensation” column for fiscal 2015 represents a prorated performance-based cash bonus of $245,000 for the corporate component earned at 92%, $89,675 for the prorated individual scorecard component earned at 100%. Mr. Robson also received a $1,600,000 sign-on bonus as a make-whole cash payment for a cash incentive payment Mr. Robson forfeited to join the Company. The bonus is subject to recovery of $1,000,000 of the bonus if such resignation or termination for cause occurs after the second anniversary but before the third anniversary of his employment commencement date as described under “Employment Arrangements with the NEOs” above. The amount shown in the “All Other Compensation” column for fiscal 2017 includes $10,800 of company 401(k) plan matching contribution, $1,140 of life insurance premiums and $17,117 of other perquisites.

(8)

The amount shown in the “Non-Equity Incentive Plan Compensation” column for fiscal 2017 represents a performance-based cash bonus of $267,741 for the corporate component earned at 67%. No Non-Equity Incentive Plan Compensation was paid to Mr. D’Agostino in fiscal 2016 in light of our financial performance. The amount shown in the “All Other Compensation” column for fiscal 2017 includes $225,860 in housing and commute reimbursements (which includes a $138,000 adjustment for housing and commute reimbursements for fiscal 2016), $10,800 of company 401(k) plan matching contribution, $1,140 of life insurance premiums and $17,117 of other perquisites.

42	2018 Proxy Statement

Fiscal 2017 Grants of Plan-Based Awards Table

The following table sets forth information with respect to grants of plan-based awards in fiscal 2017 to our NEOs, including cash awards and equity awards. The equity awards granted to the NEOs in fiscal 2017 were granted under our 2006 Equity Plan.

Name	Grant Date	Board Approval Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Possible Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Paul Galant(3)(4) CEO	—	—	—	1,400,000	2,800,000	—	—	—	—	—	—	—
	1/3/2017	12/14/2016	—	—	—	63,356	126,711	190,067	—	—	—	2,500,008
	1/3/2017	12/14/2016	—	—	—	—	—	—	144,926	—	—	2,617,364
Marc Rothman(3)(4) EVP and CFO	—	—	—	450,000	900,000	—	—	—	—	—	—	—
	1/3/2017	12/14/2016	—	—	—	17,740	35,479	53,219	—	—	—	700,001
	1/3/2017	12/14/2016	—	—	—	—	—	—	40,580	—	—	732,875
Albert Liu(3)(4) Former EVP Corporate Development & General Counsel	—	—	—	400,000	800,000	—	—	—	—	—	—	—
	1/3/2017	12/14/2016	—	—	—	17,740	35,479	53,219	—	—	—	700,001
	1/3/2017	12/14/2016	—	—	—	—	—	—	40,580	—	—	732,875
Glen Robson(3)(4) EVP, Global Head of Solutions	—	—	—	450,000	900,000	—	—	—	—	—	—	—
	1/3/2017	12/14/2016	—	—	—	20,274	40,548	60,822	—	—	—	800,012
	1/3/2017	12/14/2016	—	—	—	—	—	—	46,377	—	—	837,569
Vin D’Agostino(3)(4) EVP, Chief Strategy Officer	—	—	—	400,000	800,000	—	—	—	—	—	—	—
	1/3/2017	12/14/2016	—	—	—	10,137	20,274	30,411	—	—	—	400,006
	1/3/2017	12/14/2016	—	—	—	—	—	—	23,189	—	—	418,793
(1)

Amounts shown in these columns represent the range of possible cash payouts for each NEO under our short-term incentive awards. Amount shown as estimated target payout is based upon achievement of performance targets at 100% for the respective performance periods. Amount shown as estimated maximum possible payout assumes the achievement of the maximum payout cap of 200% of target for our short-term incentive awards. The performance period for these awards is our fiscal year ended October 31, 2017. The short-term cash incentive compensation award payouts made to our NEOs and other executive officers for fiscal 2017 were paid at 67% of their target short-term incentive compensation opportunity due to our fiscal 2017 financial performance.

(2)

Reflects the grant date fair value of each equity award at the target performance level computed in accordance with FASB ASC Topic 718 and described in footnotes 1 and 2 to the Fiscal 2017 Summary Compensation Table. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended October 31, 2017. These amounts may not correspond to the actual value that will be realized by the NEOs.

(3)

Shares subject to award will cliff vest three years from the grant date (on January 3, 2020), if we achieve a certain level of TSR relative to the S&P North American Technology Sector Index over a three-year performance period. For purposes of the grant, TSR will be calculated on a stack-ranked basis using 60-trading day average closing prices immediately preceding the beginning and end of the performance period. Payout will be at target (e.g., 126,711 shares of common stock for Mr. Galant’s award) for TSR at the 50th percentile, scaling for performance above and below the 50th percentile (e.g., 60th percentile ranking results in payout at 120% of target or 152,053 shares of common stock for Mr. Galant’s award). The threshold for any payout under the grant is the 25th percentile (e.g., no shares of common stock will be awarded for performance below the 25th percentile) and the maximum payout is 150% of target (e.g., 190,067 shares for Mr. Galant’s award) at the 75th percentile or above.

(4)	Shares subject to award vest as to 1/4 of the shares on January 3, 2018 and 1/16 of shares each quarter thereafter.

2018 Proxy Statement	43

Employment Agreements and Offer Letters

Mr. Galant

Mr. Galant has served as our CEO from October 1, 2013. In connection with his appointment as our CEO, we entered into an employment agreement with him, which set his base salary and target annual cash bonus opportunity at levels consistent with that of our former CEO. Mr. Galant’s employment agreement was renewed at the end of its original term for a period from November 1, 2017 through October 31, 2021, unless earlier terminated as provided in the agreement. Mr. Galant’s employment agreement provides for an annual base salary of at least $800,000 and a target annual cash bonus opportunity of not less than 175% of his annual base salary ($1,400,000). No changes were made to Mr. Galant’s annual base salary or target annual cash bonus opportunity from existing levels as part of the renewal of Mr. Galant’s employment agreement.

Under Mr. Galant’s amended employment agreement, the amount of regular annual awards is still as determined by the Committee in accordance with our executive compensation program and practices, which includes consideration of our and Mr. Galant’s performance, compensation analyses prepared by the Committee’s compensation consultant and other factors as determined by the Committee.

Severance and Change in Control.    Mr. Galant’s employment agreement also provides for certain severance payments and benefits, including payments in the event of a change in control of Verifone as described under “Potential Payments Upon Termination or Change in Control—Severance Arrangements” below.

Mr. Robson

Mr. Robson joined us as Executive Vice President, Global Head of Solutions in January 2015. In setting his compensation, the key factors considered by the Committee included a competitive market compensation analysis, Mr. Robson’s compensation at his then-current executive position as Chief Technology Officer for Dell’s Client Product Group and his extensive experience as an innovator for new products and technologies. In addition to setting an initial annual base salary and target annual cash bonus opportunity, Mr. Robson’s offer letter included the following negotiated provisions:

Sign-On Bonus.    A sign-on bonus of $1,600,000 payable within ten business days of his employment start date of January 19, 2015, subject to return of $1 million of the bonus if such resignation or termination of employment for cause occurred after the second anniversary but before the third anniversary of his employment commencement date.

Long-Term Incentive Equity Awards.    An initial RSU award with a grant date fair value of $3 million, 50% of which cliff vested on the first anniversary of the date of grant (which anniversary occurred on February 2, 2016) and 50% of which cliff vested on the second anniversary of the date of grant (February 2, 2017).

Severance and Change in Control.    Certain severance payments and benefits, including payments in the event of a change in control of Verifone, as described under “Potential Payments Upon Termination or Change in Control—Severance Arrangements” below.

Mr. Robson’s sign-on bonus and initial RSU grant included terms that were intended as one-time “make-whole” components and were designed to be competitive with the terms of his compensation at Dell. The Committee does not consider such compensation components to be typical of our compensation program or philosophy and, accordingly, does not take such components into consideration when making ongoing compensation decisions for Mr. Robson, but rather were appropriate to encourage him to join Verifone.

44	2018 Proxy Statement

Mr. Rothman

Mr. Rothman joined us as Executive Vice President and Chief Financial Officer effective February 4, 2013. In addition to setting forth an initial annual base salary of $450,000, target annual cash bonus opportunity of $350,000 and a proposed equity award recommendation with a grant date fair value of $3 million (which was approved in fiscal 2013), Mr. Rothman’s offer letter included the following additional negotiated provisions:

Commuting and Housing Expenses.    Under the terms of his offer letter, we reimburse Mr. Rothman for commuting expenses between his primary residence and our offices in San Jose, California on a weekly basis and certain housing costs near our San Jose offices. Such reimbursement does not include a tax “gross up” or other reimbursement for any associated income taxes.

Severance and Change in Control.    Mr. Rothman’s offer letter provides for certain severance payments and benefits, including payments in the event of a change in control of Verifone, as described under “Potential Payments Upon Termination or Change in Control—Severance Arrangements” below.

Mr. D’Agostino

Mr. D’Agostino joined us as Senior Vice President, Global Business Development in January 2014. In setting his compensation, the key factors considered by the Committee included a competitive market compensation analysis, Mr. D’Agostino’s background and technical experience in the areas that were critical for the role we sought to fill and the importance of the business development executive role as part of our transformation initiatives. In addition to setting forth an initial annual base salary of $360,000 and target annual cash bonus opportunity of $240,000, Mr. D’Agostino’s offer letter included the following additional negotiated provisions with respect to outstanding, unvested awards and benefits:

Long-Term Incentive Equity Awards.    Mr. D’Agostino’s offer letter provides for an initial equity award with a grant date value of $750,000 equally split between a stock option and an RSU award, 25% of which vested on February 3, 2015 and 6.25% of which will vest each quarter thereafter.

2018 Proxy Statement	45

Fiscal 2017 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information about unexercised options, stock awards that have not vested and other equity incentive plan awards that have not vested for each of the NEOs as of October 31, 2017.

			Option Awards					Stock Awards
Name	Option/ Award Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)(1)
Paul Galant	10/1/2013	(2)	500,000			23.00	10/1/2020
	1/2/2015	(3)								38,500	734,580
	1/2/2015	(4)						18,063	344,642
	1/4/2016	(5)								54,094	1,032,104
	1/4/2016	(6)						39,938	762,017
	1/3/2017	(7)								126,711	2,417,646
	1/3/2017	(8)						144,926	2,765,188
Marc Rothman EVP and CFO	1/2/2015	(3)								12,025	229,437
	1/2/2015	(4)						7,515	143,386
	1/4/2016	(5)								14,425	275,229
	1/4/2016	(6)						15,975	304,803
	1/3/2017	(7)								35,479	676,939
	1/3/2017	(8)						40,580	774,266
Albert Liu Former EVP, Corporate Development & General Counsel	1/3/2012	(9)	51,300			36.46	1/3/2019
	1/3/2012	(10)	51,300			36.46	1/3/2019
	1/2/2015	(3)								12,025	229,437
	1/2/2015	(4)						7,515	143,386
	1/4/2016	(5)								14,651	279,532
	1/4/2016	(6)						16,225	309,573
	1/3/2017	(7)								35,479	676,939
	1/3/2017	(8)						40,580	774,266
Glen Robson EVP, Global Head of Solutions	1/4/2016	(5)								15,778	301,035
	1/4/2016	(6)						17,473	333,385
	1/3/2017	(7)								40,548	773,656
	1/3/2017	(8)						46,377	884,873
Vin D’Agostino EVP, Chief Strategy Officer	2/3/2014	(11)	30,450	4,350	4,350	27.77	2/3/2021
	2/3/2014	(11)						1,763	33,638
	1/2/2015	(3)								3,450	65,826
	1/2/2015	(4)						2,157	41,156
	1/4/2016	(5)								8,114	154,815
	1/4/2016	(6)						8,987	171,472
	1/3/2017	(7)								20,274	386,828
	1/3/2017	(8)						23,189	442,446
(1)

Market value of units of stock that have not vested is computed by multiplying (i) $19.08, the closing market price of our stock on October 31, 2017, the last trading day of fiscal 2017, by (ii) the number of units of stock.

(2)	Shares subject to award vested as to 1/4 of the shares on October 1, 2014 and 1/16 of the shares each quarter thereafter.

(3)

Awards are shown at threshold payout. Whether these awards will be earned at the level shown, a different level or at all depends on performance against pre-established metrics over a three-year performance period. Shares subject to award will cliff vest three years from the grant date (on January 2, 2018), if we achieve a certain level of TSR relative to the S&P North American Technology Sector Index over the performance period.

46	2018 Proxy Statement

For purposes of the grant, TSR will be calculated on a stack-ranked basis using a 60-trading day average closing price immediately preceding the beginning and end of the performance period. Payout shall be at target for TSR at the 50th percentile, scaling for performance above and below the 50th percentile (e.g., 60th percentile ranking results in payout at 120% of target). The threshold for any payout under the grant is the 25th percentile (i.e., no shares of common stock will be awarded for performance below the 25th percentile) and the maximum payout is 200% of target at the 100th percentile. The final payout was 0% of the target for TSR below 25th percentile.

(4)	Shares subject to award vest as to 1/4 of the shares on January 2, 2016 and 1/16 of shares each quarter thereafter.

(5)

Awards are shown at threshold payout. Whether these awards will be earned at the level shown, a different level or at all depends on performance against pre-established metrics over a three-year performance period. Shares subject to award will cliff vest three years from the grant date (on January 4, 2019), if we achieve a certain level of TSR relative to the S&P North American Technology Sector Index over the performance period. For purposes of the grant, TSR will be calculated on a stack-ranked basis using a 60-trading day average closing price immediately preceding the beginning and end of the performance period. Payout shall be at target for TSR at the 50th percentile, scaling for performance between the 25th and the 75th percentile (e.g., 60th percentile ranking results in payout at 120% of target). The threshold for any payout under the grant is the 25th percentile (i.e., no shares of common stock will be awarded for performance below the 25th percentile) and the maximum payout is 150% of target at the 75th percentile or above.

(6)	Shares subject to award vest as to 1/4 of the shares on January 4, 2017 and 1/16 of shares each quarter thereafter.

(7)

Awards are shown at target payout. Whether these awards will be earned at the level shown, a different level or at all depends on performance against pre-established metrics over a three-year performance period. Shares subject to award will cliff vest three years from the grant date (on January 3, 2020), if we achieve a certain level of TSR relative to the S&P North American Technology Sector Index over the performance period. For purposes of the grant, TSR will be calculated on a stack-ranked basis using a 60-trading day average closing price immediately preceding the beginning and end of the performance period. Payout shall be at target for TSR at the 50th percentile, scaling for performance between the 25th and the 75th percentile (e.g., 60th percentile ranking results in payout at 120% of target). The threshold for any payout under the grant is the 25th percentile (i.e., no shares of common stock will be awarded for performance below the 25th percentile) and the maximum payout is 150% of target at the 75th percentile or above.

(8)	Shares subject to award vest as to 1/4 of the shares on January 3, 2018 and 1/16 of shares each quarter thereafter.

(9)	Shares subject to award vested as to 1/4 of the shares on January 3, 2013 and 1/16 of shares each quarter thereafter.

(10)	Shares subject to award cliff vested on January 3, 2013.

(11)	Shares subject to award vested as to 1/4 of the shares on February 3, 2015 and 1/16 of shares each quarter thereafter.

Fiscal 2017 Option Exercises and Stock Vested Table

The following table presents information concerning the aggregate number of shares of our common stock that were acquired upon the vesting of stock awards during fiscal 2017 for each of the NEOs on an aggregated basis. None of the NEOs exercised any stock options during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Paul Galant CEO	—	$—	45,513	$853,194
Marc Rothman EVP and CFO	—	$—	42,034	$775,016
Albert Liu(2) Former EVP, Corporate Development & General Counsel	—	$—	48,741	$845,339
Glen Robson EVP, Global Head of Solutions	—	$—	55,590	$1,025,698
Vin D’Agostino EVP, Chief Strategy Officer	—	$—	12,239	$226,477
(1)	The value realized on the shares acquired is the fair market value of the shares on the date of vesting, which was the closing price of our common stock on such date as traded on the NYSE.
(2)

The amount listed under the “Number of Shares Acquired on Vesting” column includes the deferred release of 28,571 shares vested in prior years and the amount listed under the “Value of Realized Vesting” column includes the value of these shares: $468,279.

Potential Payments Upon Termination or Change in Control

This section describes the payments and benefits that may become payable to the NEOs in connection with a termination of their employment with Verifone, including a termination of employment in connection with a change in control of Verifone, under arrangements in effect as of October 31, 2017. Under our change in control

2018 Proxy Statement	47

provisions, severance payments and accelerated vesting of outstanding equity awards (as described below) are subject to “double-trigger” arrangements, meaning that such payments and benefits are only provided if a qualifying termination of employment occurs in connection with a change in control of Verifone. In each case, a “change in control” event is defined as the occurrence of any of the following: (i) any person becoming the beneficial owner of 50% (except in limited instances where the threshold was set to 40%) or more of the total voting power of the Company’s then outstanding securities, (ii) upon the consummation of a merger, consolidation or similar transaction involving the Company (subject to certain customary exceptions), (iii) certain changes to the composition of our board of directors as specified in the 2006 Equity Plan, (iv) our stockholders’ approval of a plan of liquidation or dissolution of the Company, or (v) the sale of all or substantially all of the Company’s assets to a non-affiliate.

Post-Employment Compensation Arrangements

The Committee believes that it is in our best interests to provide certain severance payments and benefits to our executive officers, including our NEOs, in the event of a “change-in-control” of Verifone, to both retain talent and maintain a stable management team leading up to, and during, a change in control event. The Committee also believes that it is in our best interests to provide certain severance payments and benefits to our executive officers, including our NEOs in connection with a “qualifying termination of employment” (generally defined to mean a termination of employment by us other than for cause or a termination by the executive officer for good reason) in situations not involving a change in control of Verifone, to provide specificity and certainty, both for our executive officers and us, as it will not only promote executive retention and provide leadership stability, but also enable us to develop our business plans with more clarity as to executive retention costs.

Our post-employment compensation arrangements with our executive officers, including our NEOs, are generally implemented through our Executive Severance Plan, as described in greater detail below. We also have entered into post-employment compensation arrangements with certain of our executive officers (typically in connection with their hire), including Messrs. Galant and Rothman through their employment agreement and offer letter, respectively. Mr. Galant’s post-employment compensation arrangements are generally implemented through his employment agreement.

Executive Severance Plan

On September 18, 2016, our previous executive severance policy expired in accordance with its terms. Effective September 19, 2016, the Committee approved, and our Board adopted, the Executive Severance Plan. The Executive Severance Plan provides severance payments and benefits to employees designated as participants by the Committee upon certain qualifying terminations of employment and also specifies the treatment of performance-based equity awards granted after September 19, 2016 upon a change in control of Verifone. All payments and other benefits under the Executive Severance Plan are subject to the participant’s execution of a general release of claims against Verifone and compliance with certain non-competition, non-solicitation, confidentiality and non-disparagement covenants. The Executive Severance Plan will terminate on October 31, 2020. All of the NEOs other than Mr. Galant participate in the Executive Severance Plan.

Executive Severance Plan—Non-Change in Control Payments and Benefits

Under the terms of the Executive Severance Plan, during any period of time that is not a period beginning three months prior to and extending 12 months after a change in control of Verifone (a “CIC Protection Period”), in the event of a termination of a participant’s employment by us other than for “cause” or by the participant for “good reason” (in each case, as defined in the Executive Severance Plan), the participant will be entitled to receive (i) a lump sum cash payment equal to 12 months’ base salary; and (ii) 12 months’ health and life insurance benefits continuation coverage, subject to certain exceptions (“Benefits Continuation Coverage”), each as described in greater detail in the Executive Severance Plan.

Executive Severance Plan—Change in Control Payments and Benefits

Under the terms of the Executive Severance Plan, in the event of a termination of a participant’s employment during a CIC Protection Period by us other than for “cause” or by the participant for “good reason” (in each case, as defined in the Executive Severance Plan), the participant will be entitled to receive (i) a lump sum cash payment equal to 12 months’ base salary; (ii) a lump sum cash payment equal to the participant’s target annual

48	2018 Proxy Statement

cash bonus for the year in which his or her termination of employment occurs; and (iii) Benefits Continuation Coverage, all as described in greater detail in the Executive Severance Plan.

No Change in Control Tax Gross Ups

We do not provide tax “gross-ups” or other reimbursements for potential excise or other taxes on any payments or benefits that are paid in connection with a change in control event.

Treatment of Equity Awards Upon a Change in Control

Acceleration of Equity Awards upon a Termination of Employment in Connection with a Change in Control

Our long-term incentive equity awards granted to certain NEOs, Mr. Galant’s employment agreement and the Executive Severance Plan provide for full vesting of all outstanding and unvested equity-based awards in the event of a qualifying termination of employment during a CIC protection period. The Committee believes that these benefits are consistent with general competitive practices and that they help maximize executive retention, which is one of our objectives in making these awards.

Treatment of Performance-Based Equity Awards upon a Change in Control

The Executive Severance Plan also provides for the treatment of outstanding performance-based equity awards upon a change in control of Verifone, unless the relevant award agreement provides for alternative treatment. Upon a change in control of Verifone, each outstanding performance-based equity award held by a participant (including each NEO) that was granted after September 19, 2016 will be deemed earned at the actual performance level as of the date of the change in control with respect to all open performance periods. As specified in the Executive Severance Plan, a pro rata portion of the earned award will be payable upon the change in control, based on the number of days elapsed from the beginning of the performance period to the date of the change in control; the remainder of the award will continue to be subject to time-based vesting following the change in control in accordance with the original performance period (subject to the “double-trigger” arrangements described above).

Severance Arrangements

Our NEOs other than Mr. Galant participate in the Executive Severance Plan, as described above under “Executive Severance Plan,” under which they are eligible to receive certain payments and benefits upon a qualifying termination of employment, including a termination of employment in connection with a change in control of Verifone, as described above under “Post-Employment Compensation Arrangements.” Mr. Galant is party to an employment agreement that includes certain severance arrangements, as described below.

Mr. Galant

Our employment agreement with Mr. Galant provides certain payments and benefits to him in the event of a termination of employment, including a termination of employment in connection with a change in control of Verifone. The conditions that would constitute a change in control event are generally consistent with those described above under “Post-Employment Compensation Arrangements.”

In the event that we terminate his employment without Cause (as defined in his employment agreement), Mr. Galant will be entitled to the following: (i) any unpaid accrued salary and earned but unpaid annual bonus (“Accrued Compensation”) and a lump sum cash severance payment equal to the sum of his annual base salary then in effect and his target bonus for the preceding fiscal year; (ii) for 24 months following his date of termination of employment, we will promptly reimburse him for COBRA premiums and will permit him to continue to participate in our life insurance plan on the same basis as he participated in it as of immediately prior to his termination of employment, subject to certain exceptions (collectively, “Benefit Continuation”); and (iii) unless any applicable equity award agreement provides for more favorable treatment to Mr. Galant, any portion of unvested time-based equity awards that would have otherwise vested on or before the first anniversary of termination shall vest in full, and any portion of unvested performance-based equity awards that would have time-based vested on or before the first anniversary of termination (assuming monthly rather than cliff time-based vesting) shall vest based on actual performance.

2018 Proxy Statement	49

If we terminate his employment without Cause (as defined in his employment agreement) or if he terminates his employment for Good Reason (as defined in his employment agreement) within three months prior to (in the event that his employment is terminated at the request of a third party acquiror) or within 24 months following a change in control of Verifone (the “Change in Control Protection Period”), (i) we will pay Mr. Galant the Accrued Compensation and a lump sum cash severance payment equal to twice the sum of his annual base salary then in effect and his target annual bonus, (ii) he will be entitled to receive the Benefit Continuation and (iii) he will receive accelerated vesting in full of all outstanding equity awards.

Our obligations to provide the severance payments and benefits described above (other than the payment of the Accrued Compensation) are subject to Mr. Galant executing a release in favor of us and compliance with certain non-competition, non-solicitation and non-disparagement covenants.

If we terminate his employment for Cause, he terminates his employment without Good Reason, or his employment terminates due to death or disability (as defined in his employment agreement), we will promptly pay or provide Mr. Galant (i) the Accrued Compensation, except that any earned but unpaid annual bonus will be forfeited in the event of a termination of employment for Cause, (ii) any benefits that are required, or to which he is entitled, under any of our employee benefit plans or contracts or arrangements with us, and (iii) any other payments or benefits required to be paid to him in accordance with applicable law. In addition, in the event his employment is terminated due to death or disability, we will pay him or his estate, as applicable, (i) a pro-rata annual bonus at target for the fiscal year during which his death or disability occurs, which will be paid within 60 days following the date of termination of his employment and (ii) provide him with the same vesting benefits as in the case of a termination of employment without Cause not in the Change in Control Protection Period.

Mr. Rothman

Our offer letter with Mr. Rothman includes provisions that provide for certain payments and benefits in the event of a termination of his employment. If we terminate his employment without Cause (as defined in his offer letter) or if he terminates his employment for Good Reason (as defined in his offer letter), then we will pay Mr. Rothman, within ten days following the date of termination, a sum equal to the total of: (i) his base salary through the date of termination and any bonuses that have become payable and have not been paid or deferred; (ii) any accrued vacation pay and compensation previously deferred, other than pursuant to a tax-qualified plan; (iii) any amounts due under any plan or program in accordance with their terms; and (iv) a lump-sum cash payment equal to his annual base salary during the six-month period immediately prior to the date of termination. In connection with a qualifying termination of employment, we must also provide Mr. Rothman with continuing medical, insurance and related benefits for six months following the date of such termination.

Mr. Rothman’s offer letter was executed prior to the adoption of the Executive Severance Plan. Accordingly, Mr. Rothman has elected to participate in the Executive Severance Plan, which provides for more favorable severance terms, rather than electing to take the severance payments and benefits under the terms of his offer letter.

Under the severance arrangements of Messrs. Galant and Rothman, “Cause” generally means (i) a conviction of a felony or any crime or offense lesser than a felony involving dishonesty, disloyalty or fraud with respect to Verifone or any related entity or any of their respective properties or assets; (ii) gross negligence or willful misconduct that has caused demonstrable and serious injury to Verifone or a related entity, monetary or otherwise; (iii) willful refusal to perform or substantial disregard of duties properly assigned; (iv) breach of duty of loyalty to Verifone or a related entity or any act of fraud or dishonesty with respect to Verifone or a related entity; (v) the engagement in insider trading; (vi) breach of Verifone’s ethics policy; (vii) engagement in accounting improprieties as determined by our Board in its discretion; (viii) failure or refusal to cooperate with governmental investigations involving Verifone or (ix) the disqualification or bar by any governmental or self-regulatory authority from serving as an officer of Verifone or any related entity. “Good reason” generally means the occurrence of one or more of the following, without the employee’s written consent, and which circumstances are not remedied by Verifone within 30 days of receipt of notice: (i) the assignment to the employee of substantial duties that are materially inconsistent with the employee’s title, position, authority, duties work location or responsibilities or any other action which results in a material diminution or material adverse change in the employee’s title, position, authority, duties, work location or responsibilities; (ii) a material reduction in the employee’s aggregate rate of annual base salary or target annual bonus; or the failure to obtain the assumption of Verifone’s obligations under the severance arrangements by any successor.

50	2018 Proxy Statement

Equity Award Agreements

Our equity awards granted in fiscal years 2012 through 2017 to the NEOs, and the Executive Severance Plan, provide for acceleration of vesting in the event of an involuntary or constructive termination of employment three months prior to or 12 months following a change in control of Verifone. Mr. Galant’s employment agreement provides for acceleration of vesting in the event of an involuntary or constructive termination of employment three months prior to or 24 months following a change in control of Verifone.

The following tables set forth the estimated payments and benefits payable to each NEO in the event of an involuntary termination of employment, including an involuntary termination of employment in connection with a change in control of Verifone, as if such event had occurred as of October 31, 2017 and based on the market price of our common stock on such date.

Involuntary Termination without Cause or Constructive Involuntary Termination for Good Reason

Name	Cash Severance	Continuation of Benefits	Intrinsic Value of Unvested Stock Awards(1)	Intrinsic Value of Unvested Options(2)
Paul Galant(3)	$1,737,090	$29,657	$1,824,151	$—
Marc Rothman(4)	$450,000	$29,057	$—	$—
Vin D’Agostino(5)	$400,000	$29,057	$—	$—
Albert Liu(6)	$400,000	$29,587	$—	$—
Glen Robson(7)	$450,000	$29,057	$—	$—

Involuntary Termination without Cause or Constructive Involuntary Termination for Good Reason In Connection with a Change in Control

Name	Cash Severance	Continuation of Benefits	Intrinsic Value of Unvested Stock Awards(1)	Intrinsic Value of Unvested Options(2)
Paul Galant(3)	$4,400,000	$29,657	$6,120,258	$—
Marc Rothman(4)	$900,000	$29,057	$1,852,009	$—
Vin D’Agostino(5)	$800,000	$29,057	$1,048,462	$—
Albert Liu(6)	$800,000	$29,587	$1,856,779	$—
Glen Robson(7)	$900,000	$20,057	$1,937,758	$—
(1)

The intrinsic value of the unvested stock awards is calculated by multiplying (a) $19.08, which was the closing market price per share of our common stock as of October 31, 2017, by (b) the number of shares of our common stock subject to the unvested stock awards eligible for acceleration. See the “Fiscal 2017 Grants of Plan-Based Awards” Table and the “Fiscal 2017 Outstanding Equity Awards at Fiscal Year-End” Table for information on the outstanding stock awards and the unvested portion of such awards.

(2)

Based on the closing market price per share of our common stock as of October 31, 2017 of $19.08, and the respective exercise prices of unvested options subject to acceleration. No intrinsic value is attributed to unvested options subject to acceleration which have exercise prices above the closing market price of our common stock as of October 31, 2017.

(3)

The amounts contained in the tables for Mr. Galant are based on the terms of his employment agreement. In the event of an involuntary or constructive termination, Mr. Galant is entitled to cash severance equal to his annual base salary plus the actual annual bonus for the fiscal year preceding the termination date. In the event of an involuntary or constructive termination with a change in control (as defined in Mr. Galant’s employment agreement), Mr. Galant is entitled to cash severance equal to two times his annual base salary and his target annual bonus. In the event of an involuntary or constructive termination, Mr. Galant is entitled to 12 months’ acceleration of his unvested equity awards. In the event of an involuntary or constructive termination with a change in control, Mr. Galant is entitled to full acceleration of his unvested equity awards. The Intrinsic Value of Unvested Stock Awards disclosed for Mr. Galant assumes no achievement of P-RSU awards other than the P-RSU award he received in fiscal 2017, which had an estimated payout of 93%, given the Company’s stock price of $19.08 as of October 31, 2017. For achievement of the P-RSU awards at the threshold amount, Intrinsic Value of Unvested Stock Awards for Mr. Galant would total $2,558,731 in the

2018 Proxy Statement	51

event of an involuntary or constructive termination and $6,847,354 in the event of an involuntary or constructive termination with a change in control. For achievement of the P-RSU awards at the target amount, Intrinsic Value of Unvested Stock Awards for Mr. Galant would total $3,293,311 in the event of an involuntary or constructive termination and $9,822,861 in the event of an involuntary or constructive termination with a change in control. For achievement of the P-RSU awards at the maximum amount, the Intrinsic Value of Unvested Stock Awards for Mr. Galant would total $4,762,471 in the event of an involuntary or constructive termination and $13,532,948 in the event of an involuntary or constructive termination with a change in control. See additional disclosures under “Severance Arrangements.”

(4)

In the event of an involuntary or constructive termination of employment, Mr. Rothman is entitled under the Executive Severance Plan to a cash payment equal to his annual base salary. In the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone, Mr. Rothman is entitled under the Executive Severance Plan to cash severance equal to his annual base salary plus his target annual bonus. In the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone, the Executive Severance Plan provides for full acceleration of all unvested equity awards. Under the terms of Mr. Rothman’s award agreements, performance-based awards will vest (without proration) based on, and subject to, performance criteria measured through the date of the change in control. See additional disclosures under “Executive Severance Plan.” The Intrinsic Value of Unvested Stock Awards disclosed for Mr. Rothman assumes no achievement of P-RSU awards other than the P-RSU award he received in fiscal 2017, which had an estimated payout of 93%, given the Company’s stock price of $19.08 as of October 31, 2017. For achievement of the P-RSU awards at the threshold amount, the Intrinsic Value of Unvested Stock Awards for Mr. Rothman would total $2,065,591 in the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone. For achievement of the P-RSU awards at the target amount, the Intrinsic Value of Unvested Stock Awards for Mr. Rothman would total $2,908,727 in the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone. For achievement of the P-RSU awards at the maximum amount, the Intrinsic Value of Unvested Stock Awards for Mr. Rothman would total $3,981,300 in the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone.

(5)

In the event of an involuntary or constructive termination of employment, Mr. D’Agostino is entitled under the Executive Severance Plan to a cash payment equal to his annual base salary. In the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone, Mr. D’Agostino is entitled under the Executive Severance Plan to cash severance equal to his annual base salary plus his target annual bonus. In the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone, the Executive Severance Plan provides for full acceleration of all unvested equity awards. Under the terms of Mr. D’Agostino’s award agreements, performance-based awards will vest based on, and subject to, performance criteria measured through the date of the change in control. See additional disclosures under “Executive Severance Plan.” The Intrinsic Value of Unvested Stock Awards disclosed for Mr. D’Agostino assumes no achievement of P-RSU awards other than the P-RSU award he received in fiscal 2017, which had an estimated payout of 93%, given the Company’s stock price of $19.08 as of October 31, 2017. For achievement of the P-RSU awards at the threshold amount, the Intrinsic Value of Unvested Stock Awards for Mr. D’Agostino would total $1,102,767 in the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone. For achievement of the P-RSU awards at the target amount, the Intrinsic Value of Unvested Stock Awards for Mr. D’Agostino would total $1,516,822 in the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone. For achievement of the P-RSU awards at the maximum amount, the Intrinsic Value of Unvested Stock Awards for Mr. D’Agostino would total $1,996,703 in the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone.

(6)

In the event of an involuntary or constructive termination of employment, Mr. Liu is entitled under the Executive Severance Plan to a cash payment equal to his annual base salary. In the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone, Mr. Liu is entitled under the Executive Severance Plan to cash severance equal to his annual base salary plus his target annual bonus. In the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone, the Executive Severance Plan provides for full acceleration of all unvested equity awards. Under the terms of Mr. Liu’s award agreements, performance-based awards will vest based on, and subject to, performance criteria measured through the date of change in control. See additional disclosures under “Executive Severance Plan.” The Intrinsic Value of Unvested Stock Awards disclosed for Mr. Liu assumes no achievement of P-RSU awards other than the P-RSU award he received in

52	2018 Proxy Statement

fiscal 2017, which had an estimated payout of 93%, given the Company’s stock price of $19.08 as of October 31, 2017. For achievement of the P-RSU awards at the threshold amount, the Intrinsic Value of Unvested Stock Awards for Mr. Liu would total $2,074,664 in the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone. For achievement of the P-RSU awards at the target amount, the Intrinsic Value of Unvested Stock Awards for Mr. Liu would total $2,922,102 in the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone. For achievement of the P-RSU awards at the maximum amount, the Intrinsic Value of Unvested Stock Awards for Mr. Liu would total $3,998,977 in the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone.

(7)

In the event of an involuntary or constructive termination of employment, Mr. Robson is entitled under the Executive Severance Plan to a cash payment equal to his annual base salary. In the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone, Mr. Robson is entitled under the Executive Severance Plan to cash severance equal to his annual base salary plus his target annual bonus. In the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone, the Executive Severance Plan provides for full acceleration of all unvested equity awards. Under the terms of Mr. Robson’s award agreements, performance-based awards will vest based on, and subject to, performance criteria measured through the date of change in control. See additional disclosures under “Executive Severance Plan.” The Intrinsic Value of Unvested Stock Awards disclosed for Mr. Robson assumes no achievement of P-RSU awards other than the P-RSU award he received in fiscal 2017, which had an estimated payout of 93%, given the Company’s stock price of $19.08 as of October 31, 2017. For achievement of the P-RSU awards at the threshold amount, the Intrinsic Value of Unvested Stock Awards for Mr. Robson would total $1,906,121 in the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone. For achievement of the P-RSU awards at the target amount, the Intrinsic Value of Unvested Stock Awards for Mr. Robson would total $2,593,983 in the event of an involuntary or constructive termination of employment in connection with a change in control of Verifone. For achievement of the P-RSU awards at the maximum amount, the Intrinsic Value of Unvested Stock Awards for Mr. Robson would total $3,281,846 in the event of an involuntary or constructive termination of employment in connection with a change in control in Verifone.

2018 Proxy Statement	53

REPORT OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

The Compensation and Leadership Development Committee of Verifone (the “Compensation and Leadership Development Committee”) consists exclusively of independent directors. Verifone’s Board of Directors and its Corporate Governance and Nominating Committee have determined that each member of the Compensation and Leadership Development Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The general purpose of the Compensation and Leadership Development Committee is to (i) review and approve corporate goals and objectives relating to the compensation of Verifone’s CEO, evaluate the CEO’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation, (ii) review and approve non-CEO executive officer compensation, incentive compensation plans, and equity-based plans and (iii) oversee non-CEO executive succession planning as well as executive leadership development.

In December 2017, the Compensation and Leadership Development Committee reviewed with management both the long-term and temporary succession plans for the members of the management committee of Verifone, other than the CEO, whose succession plans were reviewed by the full Board of Directors.

In September 2017, the Compensation and Leadership Development Committee reviewed the Compensation and Leadership Development Committee’s charter to determine whether any changes to the charter were deemed necessary or desirable by the Compensation and Leadership Development Committee. After completing this review, the Compensation and Leadership Development Committee did not recommend any amendments to the Board for fiscal 2017.

The Compensation and Leadership Development Committee also conducted an evaluation of its own performance that included an evaluation of its performance compared with the requirements of the charter of the Compensation and Leadership Development Committee. During fiscal 2017, the Compensation and Leadership Development Committee performed all of its duties and responsibilities under the Compensation and Leadership Development Committee’s charter. Additionally, as part of its responsibilities, the Compensation and Leadership Development Committee reviewed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” (“CD&A”), as prepared by management of Verifone, and discussed the CD&A with the management of Verifone. Based on its review and discussions, the Compensation and Leadership Development Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

Robert B. Henske, Chair Larry A. Klane
Jonathan I. Schwartz
Jane J. Thompson

54	2018 Proxy Statement

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The primary purposes of the Corporate Governance and Nominating Committee are to (i) identify individuals qualified to become members of the Board of Directors, (ii) develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between Verifone and a director, (iii) develop and recommend to the Board a set of corporate governance principles and (iv) assist management in the preparation of disclosure in this Proxy Statement regarding the operations of the Corporate Governance and Nominating Committee.

The Board has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that Mr. Alspaugh, Ms. Austin, Dr. Black, Mr. Hart, Mr. Henske, Mr. Raff (who resigned from our Board and Corporate Governance and Nominating Committee, effective December 19, 2017), Mr. Klane, Mr. Schwartz, Ms. Thompson and Mr. Trollope were “independent” within the meaning of the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee currently consists of Mr. Alspaugh, Mr. Hart, Mr. Henske and Ms. Thompson, as chair. The Board has determined that each member of the Corporate Governance and Nominating Committee is “independent” within the meaning of the rules of the NYSE and the SEC.

On an ongoing basis during 2017, the Corporate Governance and Nominating Committee evaluated potential candidates for positions on the Board and its committees and appointed three new members to the Board and its committees, in each case in accordance with the criteria set forth in Verifone’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee approved and recommended to the Board of Directors the ten director nominees currently standing for election at the Annual Meeting.

As part of its duties, in September 2017, the Corporate Governance and Nominating Committee reviewed the Corporate Governance and Nominating Committee’s charter and Verifone’s Corporate Governance Guidelines to determine whether any changes to the charter or the guidelines were deemed necessary or desirable by the Corporate Governance and Nominating Committee. After completing this review, the Corporate Governance and Nominating Committee recommended no amendments to the Board for fiscal 2017.

The Corporate Governance and Nominating Committee also conducted an evaluation of its own performance that included an evaluation of its performance compared with the requirements of the charter of the Corporate Governance and Nominating Committee. During fiscal 2017, the Corporate Governance and Nominating Committee performed all of its duties and responsibilities under the Corporate Governance and Nominating Committee Charter.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Jane J. Thompson, Chair
Robert W. Alspaugh Alex W. (Pete) Hart
Robert B. Henske

2018 Proxy Statement	55

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee of Verifone is to assist the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to: (i) the integrity of Verifone’s financial statements; (ii) Verifone’s compliance with legal and regulatory requirements; (iii) Verifone’s independent registered public accounting firm’s qualifications and independence; (iv) the performance of Verifone’s internal audit function and independent registered public accounting firm; (v) the retention of Verifone’s independent registered public accounting firm; and (vi) the preparation of this report.

The Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each member of the Audit Committee is “independent” within the meaning of the rules of the NYSE and the SEC. The Audit Committee currently consists of Mr. Alspaugh, as chair, Ms. Austin, Dr. Black and Mr. Trollope. The Board of Directors has designated Mr. Alspaugh as an “Audit Committee financial expert” within the meaning of applicable SEC rules.

As set forth in the Audit Committee charter, management is responsible for the preparation, presentation, and integrity of Verifone’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by Verifone and for implementing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Verifone’s financial statements and for reviewing Verifone’s unaudited interim financial statements.

In fulfilling their responsibilities, it is recognized that members of the Audit Committee are not full-time employees of Verifone and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s considerations and discussions referred to below do not assure that Verifone’s financial statements are prepared in accordance with generally accepted accounting principles or that Verifone’s auditors are in fact “independent.”

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”), which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from Verifone and its management, including the matters in the written disclosures and letter required by applicable requirements of the PCAOB, a copy of which the Audit Committee has received. All non-audit services performed by the registered public accounting firm must be specifically pre-approved by the Audit Committee or the Chair thereof.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Verifone’s Annual Report on Form 10-K for the fiscal year ended October 31, 2017, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert W. Alspaugh, Chair
Karen Austin
Ronald Black
Rowan Trollope

56	2018 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 31, 2017 regarding securities issued under our equity compensation plans that were in effect during fiscal 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	6,419,041	$31.41	(2)	13,042,823	(3)
Equity compensation plans not approved by security holders	—	—		—

Total	6,419,041	$31.41	(2)	13,042,823	(3)

(1)

This reflects equity awards issued under the 2006 Equity Plan. This information also includes securities issuable pursuant to the Hypercom 2000 Broad-Based Stock Incentive Plan, Hypercom Non-Employee Director Plan, and Hypercom Long-Term Incentive Plan as a result of our acquisition of Hypercom Corporation on August 4, 2011. As of October 31, 2017, the 2006 Equity Plan is the only plan under which we make grants of equity awards.

(2)	The weighted-average exercise price does not include the effect of 4,367,945 RSUs outstanding as of October 31, 2017, as such awards do not include an exercise price.

(3)	Represents shares remaining available for future issuance under our 2006 Equity Plan as of October 31, 2017.

2006 Equity Plan

Our 2006 Equity Plan is the only plan under which we currently grant equity awards. Our 2006 Equity Plan permits grants of stock options, stock appreciation rights, restricted stock awards, RSU awards, performance share and share unit awards, dividend equivalent rights and other stock awards. Awards may be granted to our non-employee directors, executive officers, employees and other individuals performing services for us. The 2006 Equity Plan provides that the maximum compensation that may be granted to a non-employee director in respect of any calendar year, solely in his or her capacity as a non-employee director, may not exceed $750,000, with the value of any equity-based award calculated based on the accounting grant date value for such award. The plan authorizes the issuance of an aggregate of 40,522,075 shares of our common stock. For purposes of determining the number of shares issuable under the 2006 Equity Plan, any shares granted as stock options or stock appreciation rights are counted as one share for each share so granted; any RSU awards granted prior to June 29, 2011 are counted as 1.75 shares for every RSU award granted; and any RSU awards granted on and after June 29, 2011 are counted as 2.00 shares for every RSU award granted. As of October 31, 2017, there were a total of 2,051,096 options outstanding at a weighted-average exercise price of $31.41 per share. As of October 31, 2017, there were 4,367,945 RSUs outstanding. For further information on our equity compensation plan, see Note 4, Employee Benefit Plans in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on December 18, 2017.

2018 Proxy Statement	57

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of January 26, 2018 (the “Measurement Date”), by:

•	each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;

•	each of the NEOs;

•	each current director; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 110,351,526 shares of common stock outstanding as of January 26, 2018. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the Measurement Date, and shares of RSUs which are scheduled to be released within 60 days of the Measurement Date are considered outstanding and beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o VeriFone Systems, Inc., 88 W. Plumeria Drive, San Jose, California 95134.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent of Class
BlackRock, Inc.(1)	11,691,347	10.6%
The Vanguard Group Inc. (2)	8,629,785	7.8%
Causeway Capital Management LLC (3)	7,158,059	6.5%
Paul Galant(4)	719,017	*
Vin D’Agostino(5)	58,414	*
Albert Liu(6)	255,061	*
Glen Robson	67,516	*
Marc Rothman	164,494	*
Robert W. Alspaugh(7)	41,500	*
Karen Austin(8)	15,000	*
Ronald Black	—	*
Alex W. (Pete) Hart(9)	80,432	*
Robert B. Henske(10)	60,000	*
Larry A. Klane	—	*
Jonathan I. Schwartz(11)	21,556	*
Jane J. Thompson(12)	17,000	*
Rowan Trollope	—	*
All current directors and executive officers as a group (14 persons)**	1,499,990	1.4%
*	Less than 1%.

**	Total includes shares beneficially owned by our current executive officers.

(1)

The address of BlackRock, Inc. (“BlackRock”) is 55 East 52nd Street, New York, NY 10022. BlackRock, along with certain of its subsidiaries, has the sole power to vote or direct the vote of 11,441,364 shares and the sole power to dispose or direct the disposition of 11,691,347 shares of common stock. This information is based solely upon a Schedule 13G/A filed by BlackRock on January 23, 2018 for beneficial ownership as of December 31, 2017.

58	2018 Proxy Statement

(2)

The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. (“Vanguard”) has the sole power to dispose or direct the disposition of 8,558,361 shares of common stock. Vanguard has shared power to dispose or direct the disposition of 71,424 shares of common stock, sole power to vote or direct the vote of 64,880 shares of common stock and shared power to vote or to direct the vote of 12,500 shares of common stock. This information is based solely upon a Schedule 13G/A filed by Vanguard on February 10, 2017 for beneficial ownership as of December 31, 2016.

(3)

The address of Causeway Capital Management LLC is 11111 Santa Monica Blvd, 15th Floor, Los Angeles, California 90025. Causeway Capital Management LLC (“Causeway Capital”) has the sole power to dispose or direct the disposition of 7,158,059 shares of common stock and the sole power to vote or direct the vote of 2,693,828 shares of common stock. This information is based solely upon a Schedule 13G filed by Causeway Capital on February 14, 2017 for beneficial ownership as of December 31, 2016.

(4)

Beneficial ownership information includes 219,017 shares held by Mr. Galant directly. In addition, shares listed as beneficially owned by Mr. Galant include 500,000 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(5)

Beneficial ownership information includes 19,202 shares held by Mr. D’Agostino directly. In addition, shares listed as beneficially owned by Mr. D’Agostino include 34,800 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. The shares listed as beneficially owned by Mr. D’Agostino also include 4,412 RSUs that are subject to be released or will be released within 60 days after the Measurement Date.

(6)

Beneficial ownership information includes 152,461 shares held by Mr. Liu directly. In addition, shares listed as beneficially owned by Mr. Liu consist of 102,600 shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(7)

Beneficial ownership information includes 12,500 shares held by Mr. Alspaugh directly. In addition, 29,000 shares listed as beneficially owned by Mr. Alspaugh represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. Beneficial ownership information excludes 13,556 RSUs that are vested but for which the delivery date has been deferred.

(8)

Beneficial ownership information includes 4,000 shares held by Ms. Austin directly. In addition, 11,000 shares listed as beneficially owned by Ms. Austin represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. Beneficial ownership information excludes 15,397 RSUs that are vested but for which the delivery date has been deferred.

(9)

Beneficial ownership information includes 51,432 shares held by Mr. Hart directly. In addition, 29,000 shares listed as beneficially owned by Mr. Hart represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(10)

Beneficial ownership information includes 31,000 shares held by Mr. Henske directly. In addition, 29,000 shares listed as beneficially owned by Mr. Henske represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. Beneficial ownership information excludes 12,056 RSUs that are vested but for which the delivery date has been deferred.

(11)

Beneficial ownership information includes 10,556 shares held by Mr. Schwartz directly. In addition, 11,000 shares listed as beneficially owned by Mr. Schwartz represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date.

(12)

Beneficial ownership information includes 4,500 shares held by Ms. Thompson directly. In addition, 12,500 shares listed as beneficially owned by Ms. Thompson represent shares issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after the Measurement Date. Beneficial ownership information excludes 6,556 RSUs that are vested but for which the delivery date has been deferred.

2018 Proxy Statement	59

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We may occasionally enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock, or an immediate family member of these persons has a direct or indirect material interest. Our policy is that our Audit Committee reviews and approves each individual related party transaction exceeding $120,000 after a determination that these transactions were on terms that were reasonable and fair to us. For the fiscal year ended October 31, 2017 and through the date of this Proxy Statement we had no such transactions. Our Audit Committee also reviews and monitors on-going relationships with related parties to ensure they continue to be on terms that are reasonable and fair to us.

Indemnification and Employment Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that authorize and require us to indemnify our executive officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers which may be broader than the specific indemnification provisions contained in Delaware law. Also, as described above in “Employment Arrangements with the NEOs” in the CD&A in this Proxy Statement, we have existing employment arrangements with our NEOs.

Equity Awards

We have granted options to purchase our common stock and restricted stock awards and RSU awards that may be settled for shares of our common stock to our executive officers and non-employee directors. See “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation” in this Proxy Statement.

60	2018 Proxy Statement

MATTERS SUBMITTED FOR VOTE

PROPOSAL 1: ELECTION OF DIRECTORS

The business and affairs of Verifone are managed under the direction of our Board of Directors (our “Board”). Our Board has responsibility for establishing broad corporate policies and for the overall performance of Verifone, rather than for day-to-day business operations. Our Board currently consists of ten members, with Mr. Alex W. (Pete) Hart serving as our non-executive Chair. Each director serves for a one-year term until the following annual meeting of stockholders, until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

Our Board has nominated the following individuals to be elected to serve for a one year term until the next annual meeting of stockholders: Robert W. Alspaugh, Karen Austin, Ronald Black, Paul Galant, Alex W. (Pete) Hart, Robert B. Henske, Larry A. Klane, Jonathan I. Schwartz, Jane J. Thompson, and Rowan Trollope. All nominees have consented to stand for election at the 2018 Annual Meeting and to serve, if elected, as directors. Each director elected will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. The proxy holders named on the proxy card intend to vote for the election of these ten nominees.

Our Board has selected these nominees on the recommendation of our Corporate Governance and Nominating Committee. As summarized in the table below and discussed under “Director Independence and Corporate Governance—Corporate Governance and Nominating Committee” above, our Corporate Governance and Nominating Committee considers a number of important factors in director candidates, including large-company CEO experience, senior management experience in the payments industry, and executive level experience relevant to our key strategic initiatives. We value work ethic, leadership, problem-solving skills and diversity in selecting nominees to serve on our Board. If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by our Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee knows of no reason why any of the nominees will be unable to serve.

Our directors have a diversity of experience that spans a broad range of industries and in the public and private sectors. They bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen the Board’s ability to carry out its oversight role on behalf of our stockholders. In the director biographies under “Our Board of Directors—Biographical Information Regarding Our Director Nominees” above, we describe certain areas of individual expertise that each director brings to our Board.

2018 Proxy Statement	61

Paul Galant Robert. W. Alspaugh Karen Austin Ronald Black Alex W. (Pete) Hart Robert B. Henske Larry A. Klane Jonathan I. Schwartz Jane J. Thompson Rowan Trollope

The table below summarizes what our Board believes are desirable types of experience, qualifications, attributes and skills possessed by one or more of our directors, because of their particular relevance to our business and structure. While all of these were considered by the Board in connection with this year’s director nomination process, the following table does not encompass all experience, qualifications, attributes or skills of our directors and the fact that a particular experience, qualification, attribute or skill is not listed does not mean that a director does not possess it.

Director Experiences, Qualifications, Attributes and Skills
BOARD COMMITTEES(1)
Audit		C	X	X						X
Compensation and Leadership Development						C	X	X	X
Corporate Governance & Nominating		X			X	X			C
COMPLIANCE ISSUES
Independent Director		X	X	X	X	X	X	X	X	X
Financial Expert		X				X	X
KEY COMPETENCIES
Current/Recent Public Company CEO	X			X			X	X
Global	X	X		X	X	X	X	X		X
Financial Services	X	X	X		X	X	X	X	X
Payments	X			X	X		X		X
Retail			X					X	X
Manufacturing / Operations	X	X	X	X		X		X		X
M&A	X	X	X	X	X	X	X	X	X
Strategy Development	X	X	X	X	X	X	X	X	X	X
Finance	X	X				X	X		X
Technology / Product Development	X		X	X		X		X		X
Marketing			X	X	X	X	X	X	X	X
Sales	X	X	X	X	X	X	X	X	X	X
Human Resources		X			X	X			X
Other Public Company Board Experience	X	X		X	X	X		X	X
PERSONAL
Gender / Ethnic Diversity			X						X
Age	50	70	56	54	77	56	57	52	66	45
Current Operating Role	X		X	X			X	X		X
(1)	The chair of each committee is identified with “C”.

Vote Required

Each nominee receiving the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) will be elected. Our Corporate Governance and Nominating Committee and Board will review any resignation tendered as a result of a nominee not receiving a vote of the majority of the votes cast for election. See “Our Board of Directors—Majority Voting Provision” above.

Directors’ Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the election of each of Robert W. Alspaugh, Karen Austin, Ronald Black, Paul Galant, Alex W. (Pete) Hart, Robert B. Henske, Larry A. Klane, Jonathan I. Schwartz, Jane J. Thompson and Rowan Trollope to our Board of Directors.

62	2018 Proxy Statement

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Executive compensation is an important matter for us and our stockholders. We place significant value on stockholder feedback. In this Proposal 2, we provide our stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our NEOs as disclosed in the Compensation Discussion & Analysis and related compensation tables included in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. The Say-on-Pay vote is advisory only, and therefore is not binding on our Board or our Compensation and Leadership Development Committee. However, our Board and our Compensation and Leadership Development Committee strongly value the opinions of our stockholders and since 2013 have made substantial modifications to our executive compensation program specifically to address concerns raised by stockholders in the past, continue to maintain open communications with our stockholders and monitor the policies of the major proxy advisory firms, and will take into account the outcome of this vote in considering future compensation arrangements.

Our executive compensation program is based on a “pay-for-performance” philosophy. We design our executive compensation program to compensate our NEOs for performance that furthers our business strategy and initiatives, competitive performance, sound corporate governance principles and stockholder value and return. As described in the Compensation Discussion & Analysis included in this Proxy Statement, since fiscal 2013 we have made a number of substantial modifications to our executive compensation program, adopting specific modifications to address concerns raised by our stockholders. In determining the best way for us to address stockholder concerns about our executive compensation program and to continue to prioritize stockholder value creation, our Compensation and Leadership Development Committee carefully considered each concern raised in our conversations and exchanges with representative stockholders, the policies of the major proxy advisory firms and the views of its compensation consultant, our long-term growth strategy and the potential impact of any proposed modification on our ability to attract, motivate and retain executive talent.

We seek to align our NEOs’ incentive compensation opportunities to the achievement of short-term and long-term performance objectives that are directly aligned with the interests of our stockholders. During fiscal 2017, our NEOs focused substantial time and energy on our transformation initiatives to bolster our long-term profitability and operational excellence. While we believe that their efforts have not been fully reflected in our TSR to date, our Board is confident in Mr. Galant and the management team’s leadership and efforts thus far. We believe that our overall executive compensation program and policies effectively incentivize our NEOs to meet or exceed our performance objectives.

We seek your vote in support of our executive compensation program, particularly in light of the substantial modifications that we made to our program in response to stockholder feedback from 2013-2017, as described in our Compensation Discussion & Analysis included in this Proxy Statement and highlighted below:

•	No adjustment to NEO base salaries for fiscal 2017. No adjustments were made to the base salaries of our NEOs for fiscal 2017.

•

Reduced short-term incentive payouts for fiscal 2017.    Short-term incentive award payouts to our NEOs for fiscal 2017 were paid at only 67% of their target short-term incentive compensation opportunity due to our fiscal 2017 financial performance.

•

Half of annual long-term incentive awards granted in the form of performance-based equity awards.    Generally half of the value of the equity awards granted to our NEOs in fiscal 2017 was in the form of performance-based awards, with the remainder being time-based awards subject to a four-year vesting requirement. This is consistent with our practice in recent years and was adopted by our Board and Compensation and Leadership Development Committee as a formal policy for future awards.

•

Performance-based equity awards measured using TSR over a three-year performance period.    The performance-based equity award granted to our NEOs in fiscal 2017 will be earned, if at all, based on our TSR over a three-year performance period from January 3, 2017 through January 3, 2020, relative to the S&P North American Technology Index, with the number of shares of our common stock earned to be determined based on our actual percentile achievement on a stack-ranked basis. This provides opportunity for above-median achievement for performance above target, downward adjusted payout for below median achievement and a required minimum level of achievement for any payout to be made.

2018 Proxy Statement	63

We believe that the features described above effectively supplement the ongoing executive compensation-related policies and practices that we follow to ensure promotion of stockholder interests and strong corporate governance. These practices include:

•	our policy that prohibits hedging of, or hedging against losses of, Verifone securities;

•	our “clawback” policy;

•	our objective formula-based peer group selection process;

•	our robust executive stock ownership guidelines;

•	provisions in our 2006 Equity Plan that prohibit any repricing of stock options without stockholder approval; and

•	the “double-trigger” arrangements in our change in control severance provisions for our NEOs.

We would also like to highlight our strong TSR performance for fiscal 2017, which was in line with the fiscal 2017 2540 Global Industry Classification Standards median TSR of 26.2% and the fiscal 2017 S&P MidCap 400 Index TSR of 23.0%.

In addition, we do not provide material perquisites or any excise tax gross-ups to our NEOs. Our Compensation and Leadership Development Committee retains an independent compensation consultant that advises our Compensation and Leadership Development Committee on a regular basis, and our stockholders have direct lines of communications to our Board and Compensation and Leadership Development Committee. We also value stockholder input on our executive compensation program and conduct an annual stockholder advisory vote on the compensation of our NEOs.

Our executive compensation program and the significant modifications made since fiscal 2013 are described more fully in the Compensation Discussion & Analysis included in this Proxy Statement and we invite you to read this important information in connection with your vote on this Proposal 2.

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to indicate their approval of the compensation of our NEOs as described in the Compensation Discussion & Analysis and related compensation tables included in this Proxy Statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Fiscal 2017 Summary Compensation Table, and the other related tables and disclosure included in such Proxy Statement.”

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Directors’ Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the advisory vote to approve the compensation of our NEOs.

64	2018 Proxy Statement

PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee of our Board of Directors has selected and appointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Verifone and its subsidiaries for the fiscal year ending October 31, 2018. Ernst & Young LLP has been our independent auditor since 2002, and Ernst & Young LLP audited the financial statements for us for the fiscal year ended October 31, 2017. The Audit Committee periodically considers whether there should be a rotation of independent registered public accounting firms because the Audit Committee believes it is important for the registered public accounting firm to maintain independence and objectivity. In determining whether to reappoint Ernst & Young LLP as Verifone’s independent auditor, the Audit Committee considered a number of factors, including the length of time the firm has served in this role, the firm’s independence and objectivity, the firm’s professional qualifications and resources, the firm’s past performance, and the firm’s capabilities in handling the breadth and complexity of our business, as well as the potential impact of changing independent auditors.

The Board and the Audit Committee believe that the continued retention of Ernst & Young LLP as Verifone’s independent auditor is in the best interests of Verifone and its stockholders. Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Verifone and its stockholders. If our stockholders do not ratify our Audit Committee’s selection, our Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its selection of our independent registered public accounting firm.

A representative of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Fees for Services Provided by Independent Registered Public Accounting Firm

The following table sets forth fees incurred by us and our subsidiaries for services provided by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended October 31, 2017 and 2016 (in thousands):

	2017	2016
Audit fees	$6,160	$6,896
Audit-related fees	—	—
Tax fees	263	515
All other fees	3	2

Total fees	$6,426	$7,414

Audit Fees.    This category consists of professional services provided by Ernst & Young LLP in connection with the integrated audit of the Company’s financial statements including services provided in connection with the annual audit of the Company’s internal control over financial reporting and review of the Company’s quarterly financial statements. The fees also include professional services provided for statutory audits of subsidiaries or affiliates of the Company.

Audit-Related Fees.    This category consists of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees under this category primarily include employee benefit plan audits, due diligence related to acquisitions and consultations concerning financial accounting and reporting standards that are not part of the performance of the audit or review of our financial statements.

Tax Fees.    This category consists of professional services rendered by Ernst & Young LLP, primarily in connection with our tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions, consultation on tax matters, tax advice relating to transactions and other tax planning and advice.

2018 Proxy Statement	65

All Other Fees.    This category consists of fees for products and services other than the services reported above.

For fiscal years 2017 and 2016 all fees incurred by us and our subsidiaries for services provided by Ernst & Young LLP were pre-approved by our Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

As required by Section 10A(i)(1) of the Exchange Act, our Audit Committee has adopted a pre-approval policy requiring that our Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require additional approval by our Audit Committee. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, our Audit Committee has established procedures by which our Audit Committee may from time to time delegate pre-approval authority to the Chair of the Audit Committee. If the Chair exercises this authority, he or she must report any pre-approval decisions to the full Audit Committee at its next meeting.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Directors’ Recommendation

Our Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Verifone and its subsidiaries for the fiscal year ending October 31, 2018. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted “FOR” ratification of the appointment.

66	2018 Proxy Statement

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Verifone’s executive officers, directors and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. The officers, directors and 10% stockholders are required by SEC  regulations  to  furnish  Verifone  with  copies  of  all Section 16(a) forms they file. SEC regulations require us to identify in our Annual Report on Form 10-K anyone who failed to file, on a timely basis, reports that were due during the most recent fiscal year or, in certain cases, prior years. Based on our review of reports we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during our fiscal year ended October 31, 2017, all Section 16(a) filing requirements were satisfied on a timely basis.

Compensation and Leadership Development Committee Interlocks and Insider Participation

For fiscal 2017, our Compensation and Leadership Development Committee consisted of Robert B. Henske (Chair), Jonathan I. Schwartz and Jane J. Thompson. None of the members of our Compensation and Leadership Development Committee is or was one of our officers or employees during the last fiscal year or was formerly one of our officers, and none of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation and Leadership Development Committee.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by Verifone under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Compensation and Leadership Development Committee,” “Report of the Corporate Governance and Nominating Committee” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated and are not considered “soliciting” material.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

If you and others who share your mailing address own our common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement or Notice of Internet Availability of Proxy Materials from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials has been sent to your address.

We will promptly deliver separate copies of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request by mail to our Investor Relations department at VeriFone Systems, Inc., 88 W. Plumeria Drive, San Jose, CA 95134 or by telephone at (408) 232-7800. If you currently receive multiple copies of Verifone’s proxy materials and would like to participate in householding, please contact our Investor Relations department at the address or phone number described above.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 22, 2018

You may obtain, free of charge, a copy of our Annual Report, this Proxy Statement, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our director and officer stock ownership guidelines, and the charters for our Audit, Compensation and Leadership Development, and Corporate

2018 Proxy Statement	67

Governance and Nominating Committees, by writing to: VeriFone Systems, Inc., 88 W. Plumeria Drive, San Jose, California 95134, Attn: Investor Relations. Our Annual Report, this Proxy Statement, and the other documents mentioned in this paragraph are available on our website at http://ir.verifone.com. For directions to the Annual Meeting, please contact our Investor Relations department at (408) 232-7800.

Other Matters

Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Paul Galant
Chief Executive Officer

San Jose, California

Dated: February 8, 2018

68	2018 Proxy Statement

APPENDIX A

RECONCILIATION OF

NON-GAAP FINANCIAL PERFORMANCE MEASURES

TO

GAAP FINANCIAL PERFORMANCE MEASURES

This proxy statement includes several non-GAAP financial measures, including non-GAAP net revenues; non-GAAP services net revenues; non-GAAP new product net revenues; non-GAAP net income; non-GAAP net income per diluted share; and free cash flow. The corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures are included below.

Management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. Management believes that these non-GAAP financial measures help it to evaluate Verifone’s performance and operations and to compare Verifone’s current results with those for prior periods as well as with the results of peer companies. Verifone incurs, due to differences in debt, capital structure and investment history, geographic presence and associated currency impacts, certain income and expense items, such as stock based compensation, amortization of acquired intangibles and other non-cash expenses, that differ significantly from Verifone’s competitors. The non-GAAP financial measures reflect Verifone’s reported operating performance without such items. Management also uses these non-GAAP financial measures in Verifone’s budget and planning process. Management believes that the presentation of these non-GAAP financial measures is useful to investors in comparing Verifone’s operating performance in any period with its performance in other periods and with the performance of other companies that represent alternative investment opportunities. These non-GAAP financial measures contain limitations and should be considered as a supplement to, and not as a substitute for, or superior to, disclosures made in accordance with GAAP.

These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and may therefore differ from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures do not reflect all amounts and costs, such as acquisition related costs, employee stock-based compensation costs, cash that may be expended for future capital expenditures or contractual commitments, working capital needs, cash used to service interest or principal payments on Verifone’s debt, income taxes and the related cash requirements, and restructuring charges, associated with Verifone’s results of operations as determined in accordance with GAAP.

Furthermore, Verifone expects to continue to incur income and expense items that are similar to those that are excluded by the non-GAAP adjustments described herein. Management compensates for these limitations by also relying on the comparable GAAP financial measures.

A reconciliation of non-GAAP net revenues to GAAP net revenues for fiscal 2016 and 2017 (in millions):

	Note	Fiscal 2016	Fiscal 2017
Non-GAAP net revenues		$2,006.1	$1,874.0
Amortization of step-down in deferred services net revenues at acquisition	A	(14.0)	(3.0)

GAAP net revenues		$1,992.1	$1,871.0

A reconciliation of non-GAAP services net revenues to GAAP services net revenues for fiscal 2017 (in millions):

	Note	Fiscal 2017
Non-GAAP services net revenues		$788.5
Amortization of step-down in deferred services net revenues at acquisition	A	(3.0)

GAAP services net revenues		$785.5

2018 Proxy Statement	A-1

Non-GAAP new product net revenues for fiscal 2017 (in millions):

	Note	Fiscal 2017
Non-GAAP new product net revenues	G	$37.5

A reconciliation of non-GAAP net income to GAAP net loss, weighted-average number of shares used in computing diluted net income (loss) per share to weighted-average number of shares used in computing GAAP diluted net income (loss) per share, as well as non-GAAP net income per diluted share (“non-GAAP EPS”) to GAAP net income per diluted share (“GAAP EPS”), for fiscal 2016 and 2017 (in millions, except per share numbers):

	Note	Fiscal 2016	Fiscal 2017
Non-GAAP net income(1)		$185.0	$147.2
Amortization of step-down in deferred services net revenues at acquisition and associated costs of goods sold	A	(9.9)	(2.4)
Amortization of purchased intangible assets	B	(105.7)	(77.6)
Other merger and acquisition related expenses	B	9.0	(1.3)
Stock based compensation	C	(42.3)	(39.9)
Goodwill Impairment	D	0.0	(17.4)
Restructure and related charges	D	(46.3)	(168.9)
Other charges and income	D	(19.4)	(6.5)
Income tax effect of non-GAAP exclusions	E	20.3	(7.1)

GAAP net loss(1)		$(9.3)	$(173.9)

	Note	Fiscal 2016	Fiscal 2017
Non-GAAP		111.6	112.2
Adjustment for diluted shares	H	(0.8)	(0.7)

GAAP		110.8	112.5

	Fiscal 2016(2)	Fiscal 2017(2)
Non-GAAP EPS	$1.66	$1.31
GAAP EPS	$(0.08)	$(1.55)

(1)

Referred to as “Non-GAAP net income (loss) per share attributable to VeriFone Systems, Inc. stockholders” and “GAAP net income (loss) per share attributable to VeriFone Systems, Inc. stockholders,” respectively, in reports of our financial results on Form 8-K.

(2)

For fiscal year 2016 and fiscal 2017, we had net income on a non-GAAP basis and a net loss on a GAAP basis. Therefore, the weighted-average number of shares used in computing non-GAAP EPS includes shares that are anti-dilutive and excluded from the computation of GAAP EPS.

A reconciliation of free cash flow to GAAP net cash provided by operating activities for fiscal 2016 and 2017 (in millions):

	Note	Fiscal 2016	Fiscal 2017
Free cash flow		$92.1	$98.6
GAAP capital expenditures	F	105.3	67.3

GAAP net cash provided by operating activities		$197.4	$165.9

A-2	2018 Proxy Statement

NON-GAAP FINANCIAL MEASURES NOTES

Note A: Non-GAAP Net Revenues and Services Net Revenues. Non-GAAP net revenues exclude the fair value decrease (step-down) in deferred revenue at acquisition. Non-GAAP services net revenues exclude the fair value decrease (step-down) in deferred revenue at acquisition. Although the step-down of deferred revenue fair value at acquisition is reflected in our GAAP financial statements, it results in net revenues and services net revenues immediately post-acquisition that are lower than net revenues and services net revenues that would be recognized in accordance with GAAP on those same services if they were sold under contracts entered into post-acquisition. Accordingly, we adjust the step-down to achieve comparability between net revenues and services net revenues of the acquired entity earned pre-acquisition and our GAAP net revenues and services net revenues to be earned on contracts sold in future periods. These adjustments, which relate principally to our acquisition of AJB during February 2016, enhance the ability of our management and our investors to assess our financial performance and trends. These non-GAAP net revenues and services net revenues are not intended to be a substitute for our GAAP disclosures of net revenues and services net revenues and should be read together with our GAAP disclosures.

Note B: Merger and Acquisition Related. Verifone adjusts certain revenues and expenses for items that are the result of mergers and acquisitions. Merger and acquisition related adjustments include the amortization of intangible assets, contingent consideration fair market value adjustments, interest on contingent consideration, transaction expenses associated with acquisitions, and acquisition integration expenses.

Amortization of intangible assets: Verifone incurs amortization of intangible assets in connection with its acquisitions, such as amortization of finite lived customer relationships intangibles. We are required to allocate a portion of the purchase price of each business acquisition to the intangible assets acquired and to amortize this amount over the estimated useful lives of those acquired intangible assets. Because these amounts have no direct correlation to Verifone’s underlying business operations, we eliminate these amortization charges and any associated minority interest impact from our non-GAAP operating results to provide better comparability of pre-acquisition and post-acquisition operating results.

Contingent consideration fair market value adjustments and interest on contingent consideration: In connection with its acquisitions, Verifone owes contingent consideration payments based upon the post-acquisition performance of and other factors related to acquired businesses. These contingent consideration liabilities are reported at fair market value and incur non-cash imputed interest. Changes in the fair market value of contingent consideration and imputed interest expense vary independent of our ongoing operating results and have no direct correlation to our underlying business operations. Accordingly, Verifone excludes these amounts from our non-GAAP operating results to provide better comparability of pre-acquisition and post-acquisition operating results.

Transaction expenses associated with acquisitions: Verifone incurs transaction expenses in connection with its acquisitions, which include legal and other professional fees such as advisory, accounting, valuation and consulting fees. These transaction expenses are related to acquisitions and have no direct correlation with the ongoing operation of Verifone’s business. Accordingly, Verifone excludes these amounts from our non-GAAP operating results to provide better comparability of pre-acquisition and post-acquisition operating results.

Acquisition integration expenses: In connection with its acquisitions, Verifone incurs costs relating to the integration of the acquired business with Verifone’s ongoing business, which includes expenses relating to the integration of facilities and other infrastructure, information technology systems and employee-related costs such as costs of personnel required to assist with integration transitions. These acquisition integration expenses are related to acquisitions and have no direct correlation with the ongoing operation of Verifone’s business. Accordingly, Verifone excludes these amounts from our non-GAAP operating results to provide better comparability of pre-acquisition and post-acquisition operating results.

Note C: Stock-Based Compensation. Our non-GAAP financial measures eliminate the effect of expense for stock-based compensation because they are non-cash expenses and because of varying available valuation methodologies, subjective assumptions and the variety of award types which affect the calculations of stock-based compensation, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies. Stock-based compensation is very different from other forms of compensation. A cash salary or bonus has a fixed and unvarying cash cost. In contrast the expense associated with a stock based award is unrelated to the amount of compensation ultimately received by

2018 Proxy Statement	A-3

the employee; and the cost to the Company is based on valuation methodology and underlying assumptions that may vary over time and does not reflect any cash expenditure by the Company. Furthermore, the expense associated with granting an employee a stock based award can be spread over multiple years and may be reversed based on forfeitures which may differ from our original assumptions unlike cash compensation expense which is typically recorded contemporaneously with the time of award or payment. Accordingly, we believe that excluding stock-based compensation expense from our non-GAAP operating results facilitates better understanding of our long-term business performance and enhances period-to-period comparability.

Note D: Other Charges and Income. Verifone excludes certain expenses, other income (expense) and gains (losses) that we have determined are not reflective of ongoing operating results or that vary independent of business performance. It is difficult to estimate the amount or timing of these items in advance. Although these events are reflected in our GAAP financial statements, we exclude them in our non-GAAP financial measures because we believe these items limit the comparability of our ongoing operations with prior and future periods. These adjustments for other charges and income include:

Transformation and Restructuring: Over the past several years, we have had gains and incurred expenses, such as professional services, contract cancellation fees and certain personnel costs related to initiatives to transform, streamline, centralize and restructure our global operations. The transformation gain relates to the contribution of certain business assets and associated equity ownership in Gas Media. Charges include involuntary termination costs, costs to cancel facility leases, write down of assets held for sale, and associated legal and other advisory fees. Each of these items has been incurred in connection with discrete activities in furtherance of specific business objectives in light of prevailing circumstances, and each item and the associated activity or activities have had differing impacts on our business operations. We do not recognize gains or incur costs of this nature in the ordinary course of business. While certain of these items have recurred in recent years and may continue to recur in the near future, the amount of these items has varied significantly from period to period. Accordingly, management assesses our operating performance with these amounts included and excluded, and we believe that by providing this information, users of our financial statements are better able to understand the financial results of what we consider to be our continuing operations and compare our current operating performance to our past operating performance.

Foreign exchange losses related to obligations denominated in currencies of highly inflationary economies: Our non-GAAP operating results do not include foreign exchange losses related to obligations denominated in highly inflationary economies, such as the devaluation of the Argentina Peso during the first quarter of fiscal year 2016. We believe that excluding such losses provides a better indication of our business performance, as the existence of high inflation in these economies varies independent of our business performance, and enhances the comparability of our business performance during periods before and after such inflation occurred.

Goodwill Impairment: Our non-GAAP results exclude any goodwill impairment. We believe that excluding goodwill impairments provides a better indication of our business performance and enhances the comparability of our business performance during periods before and after we recorded the impairment.

Note E: Income Tax Effect of Non-GAAP Exclusions. Income taxes are adjusted for the tax effect of the adjusting items related to our non-GAAP financial measures and to reflect our best estimate of taxes on a non-GAAP basis, in order to provide our management and users of the financial statements with better clarity regarding the on-going comparable performance. For the purpose of computing the income tax effect of non-GAAP exclusions, we used a 14.5% rate.

Note F: Free Cash Flow. Verifone determines free cash flow as net cash provided by operating activities less capital expenditures.

Note G: Non-GAAP New Product Net Revenues. Verifone determines new product net revenues based on the revenues received from newly introduced products that have shipped during the fiscal year.

Note H: Non-GAAP Diluted Shares. Diluted GAAP and non-GAAP weighted-average shares outstanding are the same in all periods, except when there is a GAAP net loss. In accordance with GAAP, we do not consider dilutive shares in periods with a net loss. However, in periods when we have non-GAAP net income and GAAP basis net loss, diluted non-GAAP weighted-average shares include additional shares that are dilutive for non-GAAP computations of earnings per share.

A-4	2018 Proxy Statement

VERIFONE SYSTEMS, INC. C/O COMPUTERSHARE P.O. BOX 30170 College Station, TX 77842
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by VeriFone Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees For Against Abstain
1A Robert W. Alspaugh    0 0 0
For Against Ab
stain
1B Karen Austin    0 0 0 1I Jane J. Thompson    0 0 0
1C Ronald Black    0 0 0 1J Rowan Trollope    0 0 0
1D Paul Galant    0 0 0 The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain
1E Alex W. (Pete) Hart    0 0 0 2. An advisory vote to approve the compensation of 0 0 0    our named executive officers.
1F Robert B. Henske    0 0 0 3. Ratification of the selection of Ernst & Young    0 0 0    LLP as Verifone’s independent registered public    accounting firm for our fiscal year ending
1G Larry A. Klane    0 0 0    October 31, 2018.
1H Jonathan I. Schwartz    0 0 0 NOTE: Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
For address change/comments, mark here.0 17 . (see reverse for instructions) Yes No . 1
. 0 Please indicate if you plan to attend this meeting0 0 R1 0000352021_1
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2017 Annual Report, 2018 Notice & Proxy Statement is/are available at www.proxyvote.com
VERIFONE SYSTEMS, INC.
PROXY FOR 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 22, 2018 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Paul Galant and Marc E. Rothman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of VeriFone Systems, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2018 Annual Meeting of Stockholders of VeriFone Systems, Inc. to be held at VeriFone’s principal offices located at 88 W. Plumeria Drive, San Jose, CA 95134 on March 22, 2018, at 8:30 a.m., local time, for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.
PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
Address change/comments:
0000352021_2 R1.0.1.17 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side